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EXHIBIT 10.54

CREDIT AGREEMENT

among

LIBERTY LIVEWIRE CORPORATION

The Several Lenders
from Time to Time Parties Hereto

BANC OF AMERICA SECURITIES LLC,
as Lead Arranger and Book Manager

BANK OF AMERICA, N.A.,
as Issuer and Swingline Lender

BANK OF AMERICA, N.A.,
as Administrative Agent

SALOMON SMITH BARNEY INC.,
as Syndication Agent

and

THE BANK OF NEW YORK COMPANY, INC.,
as Documentation Agent

Dated as of December 22, 2000

    CREDIT AGREEMENT, dated as of December 22, 2000, among LIBERTY LIVEWIRE CORPORATION, a Delaware corporation (the "Borrower"), the several banks and other financial institutions from time to time parties to this Agreement (the "Lenders"), BANK OF AMERICA, N.A., as issuer of certain letters of credit (in such capacity, the "Issuer") and as swingline lender hereunder (in such capacity, the "Swingline Lender"), BANC OF AMERICA SECURITIES LLC, as lead arranger and book manager (in such capacity, the "Lead Arranger") BANK OF AMERICA, N.A., as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"), SALOMON SMITH BARNEY INC., as syndication agent for the Lenders hereunder (in such capacity, the "Syndication Agent") and THE BANK OF NEW YORK COMPANY, INC. as documentation agent for the Lenders hereunder (in such capacity, the "Documentation Agent").

W I T N E S S E T H:

    WHEREAS, the Borrower provides post-production technical and creative services in the areas of film, video, sound and data to owners, producers and distributors of television programming, feature films and other entertainment content; and

    WHEREAS, the Borrower desires that the Lenders provide, from time to time, certain extensions of credit (for the purposes set forth in Section 3.15); provided that all extensions of credit (i) are subject to the terms and conditions set forth in, and have the benefit of, the Loan Documents, (ii) in the case of Loans, are evidenced by one or more Notes and (iii) are secured by the Collateral;

    NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

    1.1  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

      "Additional Lender" shall have the meaning ascribed thereto in Section 2.24.

      "Administrative Agent" shall have the meaning ascribed thereto in the heading hereto and shall include such other Lender or financial institution as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 8.9.

      "Administrative Agent Fee Letter" shall mean the letter dated as of October 6, 2000 between the Borrower and the Administrative Agent as the same may be amended, supplemented or otherwise modified.

      "Affected Lender" shall have the meaning ascribed thereto in Section 2.21.

      "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person shall mean the power, directly or indirectly, either (a) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

      "Agents" shall mean the collective reference to the Administrative Agent, the Documentation Agent, the Lead Arranger and the Syndication Agent.

      "Agreement" shall mean this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

      "Alternate Base Rate" shall mean, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its "prime rate." Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change

      "Alternate Base Rate Loans" shall mean Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

      "Applicable Currency" shall mean, as to any particular payment or Loan, Dollars or the Approved Offshore Currency in which such payment or Loan is denominated or is payable pursuant to the terms of this Agreement.

      "Applicable Margin" shall mean:

      (a) for each Type of Revolving Loan and Term A Loan, the rate per annum set forth under the relevant column heading opposite the applicable Total Leverage Ratio:

Total Leverage Ratio	Eurodollar Loans	Alternate Base Rate
Greater than or equal to 4.00 to 1.00	2.75%	1.75%
Less than 4.00 to 1.00 but greater than or equal to 3.50 to 1.00	2.50%	1.50%
Less than 3.50 to 1.00 but greater than or equal to 3.00 to 1.00	2.25%	1.25%
Less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00	2.00%	1.00%
Less than 2.50 to 1.00	1.75%	0.75%

    ; provided that during the period from and including the Closing Date to but excluding the date which is six calendar months after the Closing Date, the "Applicable Margin" for Revolving Loans and Term A Loans shall be equal to 2.75% for Eurodollar Loans and 1.75% for Alternate Base Rate Loans; and

      (b) for each Type of Term B Loan, a rate per annum equal to (i) in the case of an Alternate Base Rate Loan, 2.50% and (ii) in the case of a Eurodollar Loan, 3.50%.

  The Total Leverage Ratio shall be determined initially on the basis of the certificate provided pursuant to Section 4.1(k) and subsequently on the basis of the most recent certificate delivered by the Borrower pursuant to Section 5.2(c); provided that if the Borrower fails timely to deliver such certificate, without otherwise limiting the rights of the Lenders under this Agreement, the Total Leverage Ratio shall be deemed to be greater than 4.00 to 1.00 until such time as such certificate is delivered. Subject to the proviso in clause (a), any change in the Applicable Margin as a result of a change in the Total Leverage Ratio shall be effective as of the third Business Day immediately succeeding the receipt by the Administrative Agent of such certificate setting forth such change or, if the Borrower fails timely to deliver such certificate, the date such certificate was required to be delivered.

      "Approved Offshore Currency" shall mean Pounds Sterling and the euro.

      "Approved Offshore Currency Loan" shall mean any Loan denominated in any Approved Offshore Currency.

      "Approved Offshore Currency Sublimit" shall mean, at any time, the obligation of the Lenders to make Revolving Loans denominated in Approved Offshore Currencies in an aggregate principal amount at any time outstanding not to exceed the Equivalent Amount of $50,000,000 at such time, as such amount may be increased or reduced from time to time pursuant to this Agreement.

      "Approved Subsidiary" shall mean any Subsidiary all the Capital Stock (in the case of a Wholly Owned Subsidiary) or at least 80% of the Capital Stock (in the case of a Majority-Owned Subsidiary) or a portion of the Capital Stock (in the case of a Venture Subsidiary) of which shall be owned directly or indirectly by the Borrower or by a Wholly Owned Subsidiary of the Borrower; provided that (a) in the case of each Direct Foreign Subsidiary, (i) the Administrative Agent, for the benefit of the Lenders, shall have received a pledge of 65% of the Capital Stock of such Direct Foreign Subsidiary, which pledge shall create a first perfected Lien in such Capital Stock, together with a stock power executed in blank by each direct owner of the Capital Stock of such Direct Foreign Subsidiary, which pledge and stock power shall be satisfactory in all respects to the Administrative Agent, (ii) each such owner shall have executed and delivered a Custody Agreement substantially in the form of Exhibit D-1 to the Administrative Agent, for the benefit of the Lenders, with respect to the remaining 35% of the Capital Stock of such Direct Foreign Subsidiary and shall have delivered such Capital Stock to the Custodian thereunder, (b) in the case of each Indirect Foreign Subsidiary, each direct owner of the Capital Stock of such Indirect Foreign Subsidiary shall have executed and delivered a Custody Agreement substantially in the form of Exhibit D-2 to the Administrative Agent, for the benefit of the Lenders, with respect to 100% of the Capital Stock of such Indirect Foreign Subsidiary and shall have delivered such Capital Stock to the Custodian thereunder, and (c) in the case of each Domestic Subsidiary, (x) the Administrative Agent, for the benefit of the Lenders, shall have received a pledge of all the Capital Stock of such Subsidiary that is owned by the Borrower or such Wholly Owned Subsidiary which pledge shall create a first perfected Lien in such Capital Stock together with a stock power executed in blank by the Borrower or such Wholly Owned Subsidiary, as applicable, which pledge and stock power shall be satisfactory in all respects to the Administrative Agent, (y) unless such Subsidiary is a Venture Subsidiary, such Subsidiary shall have entered into a Subsidiary Guarantee and a Subsidiary Security Agreement and (z) if such Subsidiary shall have executed a Subsidiary Guarantee, such Subsidiary shall have executed a Joinder Agreement; and (d) the Borrower and its other Subsidiaries shall have entered into such other agreements and instruments and shall have provided such opinions and other documents as the Administrative Agent may reasonably require.

      "Assignee" shall have the meaning ascribed thereto in Section 9.6(c).

      "Available Revolving Credit Commitment" shall mean, as to any Lender at any time, an amount equal to the excess, if any, of (a) the Dollar Equivalent of such Lender's Revolving Credit Commitment over (b) the sum of (i) the Dollar Equivalent of the aggregate principal amount of all Revolving Loans made by such Lender which are then outstanding, (ii) such Lender's Revolving Credit Commitment Percentage of the Stated Amount of the Letters of Credit then outstanding, (iii) such Lender's Revolving Credit Commitment Percentage of the aggregate amount drawn under the Letters of Credit (including interest thereon computed in accordance with Section 2.18(d)) for which the Issuer has not been reimbursed and (iv) such Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of all Swingline Loans then outstanding.

      "Bank of America" shall mean Bank of America, N.A.

      "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

      "Borrower" shall have the meaning ascribed thereto in the heading hereto.

      "Borrower Custody Agreement" shall mean the Custody Agreement between the Borrower and the Administrative Agent, as custody agent, substantially in the form of Exhibit D-1, as the same may be amended, modified or supplemented from time to time.

      "Borrower Pledge Agreement" shall mean the Pledge Agreement of the Borrower in favor of the Administrative Agent, for the benefit of the Lenders, substantially in the form of Exhibit E, as the same may be amended, modified or supplemented from time to time.

      "Borrower Security Agreement" shall mean the Security Agreement between the Borrower and the Administrative Agent, for the benefit of the Lenders, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.

      "Borrower Supplemental Pledge Agreement" shall mean the Sixty-Five Percent Pledge Agreement of the Borrower in favor of the Administrative Agent, for the benefit of the Lenders, substantially in the form of Exhibit F, as the same may be amended, modified or supplemented from time to time.

      "Borrowing" shall mean a borrowing hereunder consisting of (i) a Swingline Loan made by the Swingline Lender or (ii) Loans made on the same day by the Lenders in the same Applicable Currency ratably in accordance with their respective Revolving Credit Commitment Percentages, Term A Loan Commitment Percentages or Term B Loan Commitment Percentages, as applicable, and, in the case of Eurodollar Loans, having the same Interest Periods.

      "Borrowing Date" shall mean any Business Day specified in a notice pursuant to Section 2.3, Section  2.8 or Section 2.23 as a date on which the Borrower requests that a Borrowing be made.

      "Broadcast Services" shall mean those services (including any facilities needed to provide such services) necessary to assemble and distribute programming via satellite including production and promotion, audio (including dubbing or subtitling, music and effects) assembly, network origination and uplink and satellite transponders.

      "Business" shall have the meaning ascribed thereto in Section 3.16(b).

      "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by law to close and if the applicable Business Day relates to:

      (a) a Eurodollar Loan denominated in Dollars, any such day on which dealings are carried on in the applicable offshore Dollar market;

      (b) a Eurodollar Loan denominated in any Approved Offshore Currency other than the euro, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Approved Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Approved Offshore Currency will be made or received hereunder; and

      (c) any Loan denominated in the euro, any such day which is: (i) for payments or purchases of the euro, a TARGET Business Day; and (ii) for all other purposes, including without limitation the giving and receiving of notices hereunder, a TARGET Business Day on which banks are generally open for business in London, Frankfurt and in any other principal financial center as the Administrative Agent may from time to time determine for this purpose.

      "Capital Expenditures" of the Borrower and its Subsidiaries shall mean any expenditure in respect of the purchase or other acquisition of (including any expenditures under any Financing

  Leases (but excluding operating leases that are not Off Balance Sheet Lease Liabilities) with respect to fixed or capital assets of the Borrower or such Subsidiary but shall exclude (a) Permitted Acquisitions, (b) any fixed or capital assets purchased or acquired in connection with normal replacement and maintenance programs that, in accordance with GAAP, would be properly charged to current operations, (c) Replacement Assets to the extent funded pursuant to Section 2.9(b)(ii) or Section 2.9(c)(ii), (d) any equipment purchased or acquired using the proceeds received from the sale or disposition of other equipment as contemplated by Section 6.6(b), but only to the extent of such proceeds and (e) any fixed or capital assets purchased or acquired for ISG (it being understood and agreed that the aggregate amount of fixed or capital assets purchased or acquired for ISG during the term of this Agreement shall not exceed $50,000,000, as provided in Section 6.8(l) ).

      "Capital Stock" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

      "Cash Equivalents" shall mean (a) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (b) securities issued or directly and fully guaranteed or insured by any state of the United States of America or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition and, at the time of acquisition, having the highest rating generally obtainable from either S&P or Moody's, (c) time deposits and certificates of deposit of any Lender or any domestic commercial bank having capital and surplus in excess of $1,000,000,000, in each case, having maturities of not more than twelve months from the date of acquisition, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a), (b) and (c) above entered into with any Lender or any domestic commercial bank meeting the qualifications specified in clause (c) above, (e) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and (f) mutual funds all the assets of which are comprised of the assets described in clauses (a) - (e) above.

      "Change of Control" shall mean the occurrence of any of the following:

      (a) the failure of Liberty Media, at all times, to own, directly or indirectly, (i) at least 35% of the issued and outstanding Capital Stock of the Borrower, free and clear of all Liens and (ii) at least 51% of the issued and outstanding Voting Securities of the Borrower, free and clear of all Liens; or

      (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities and Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than (i) Liberty Media, (ii) any Person acquiring ownership indirectly through Liberty Media and (iii) any other person which is an Affiliate of Borrower as of the date hereof, of shares representing more than 35% (or such higher percentage as shall be owned, directly or indirectly, at such time by Liberty Media) of the issued and outstanding Capital Stock of Borrower.

      "Closing Date" shall mean the date on which the conditions precedent set forth in Section 4.1 shall be satisfied or waived.

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Collateral" shall mean all assets of the Borrower or any Subsidiary, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

      "Commitment Fee Rate" shall mean, at any time, the rate per annum set forth under the relevant column heading opposite the applicable Total Leverage Ratio:

Total Leverage Ratio	Commitment Fee Rate
Greater than or equal to 3.00 to 1.00	0.500%
Less than 3.00 to 1.00	0.375%

    The Total Leverage Ratio shall be determined initially on the basis of the certificate provided pursuant to Section 4.1(k) and subsequently on the basis of the most recent certificate delivered by the Borrower pursuant to Section 5.2(c); provided that if the Borrower fails timely to deliver such certificate, without otherwise limiting the rights of the Lenders under this Agreement, then for purposes of this definition the Total Leverage Ratio shall be deemed to be greater than 3.00 to 1.00 until such time as such certificate is delivered. Any change in the Applicable Margin as a result of a change in the Total Leverage Ratio shall be effective as of the 3 Business Days immediately succeeding the receipt by the Administrative Agent of such certificate setting forth such change or, if the Borrower fails timely to deliver such certificate, the date such certificate was required to be delivered.

      "Commitments" shall mean the collective reference to the Term A Loan Commitments, the Term B Loan Commitments and the Revolving Credit Commitments.

      "Commitment Percentage" shall mean, with respect to any Lender, the percentage obtained by dividing:

         (i) an amount equal to the sum of (A) such Lender's Revolving Credit Commitment (or, at any time after the Revolving Credit Commitments have expired or terminated, the aggregate outstanding principal amount of all Revolving Loans made by such Lender then outstanding), plus (B) such Lender's Term A Loan Commitment (or, at any time after the Term A Loan Commitments have expired or terminated, the aggregate outstanding principal amount of such Lender's Term A Loans), plus (C) such Lender's Term B Loan Commitment (or, at any time after the Term B Loan Commitments have expired or terminated, the aggregate outstanding principal amount of such Lender's Term B Loans), by

        (ii) the aggregate for all Lenders of the amounts described in clause (i).

      "Commitment Transfer Supplement" shall have the meaning ascribed thereto in Section 9.6(c).

      "Common Stock" shall mean the shares of common stock, $.01 par value per share, of the Borrower.

      "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

      "Compliance Certificate" shall have the meaning ascribed thereto in Section 5.2(c).

      "Contractual Obligation" shall mean as to the Borrower or any Subsidiary, any provision of any security issued by the Borrower or such Subsidiary or of any agreement, instrument or other undertaking to which either the Borrower or such Subsidiary is a party or by which it or any of its property is bound.

      "Contribution Agreement" shall mean the Contribution Agreement dated as of December 22, 2000 among the Guarantors.

      "Conversion/Continuation Date" shall mean the date on which any Loan is converted or continued pursuant to Section 2.10.

      "Credit Extension" shall mean the collective reference to (a) any Loan by a Lender, (b) any participation by a Lender in a Letter of Credit, (c) any participation by a Lender in a Swingline Loan and (d) the issuance, renewal or amendment of any Letter of Credit.

      "Currency Calculation Date" shall mean (a) in the case of any borrowing, conversion, continuation, calculation of fees under Section  2.13 or payment or prepayment of any Approved Offshore Currency Loan, the date of such borrowing, conversion, continuation, calculation, payment or prepayment, as applicable, and (b) in the case of any Interest Payment Date with respect to any outstanding Approved Offshore Currency Loan, the last Business Day of each month or any additional and more frequent dates as the Administrative Agent may, in its sole discretion or at the direction of the Required Lenders, select from time to time.

      "Custody Agreements" shall mean the collective reference to the Borrower Custody Agreement and the Foreign Subsidiary Custody Agreements.

      "Deeds of Trust" shall mean the collective reference to the deeds of trust (or mortgages), assignment of leases and rents, security agreement and fixture filing or similar document delivered by the Borrower or a Subsidiary to the Administrative Agent, for the benefit of the Lenders, in the form of Exhibit T or such other form as may be specified by the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

      "Default" shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Direct Foreign Subsidiary" shall mean any Foreign Subsidiary all the Capital Stock of which is owned directly and beneficially by the Borrower and/or one or more Domestic Subsidiaries.

      "Documentation Agent" shall have the meaning ascribed thereto in the heading hereto.

      "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

      "Dollar Equivalent" shall mean, as of any Currency Calculation Date, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Approved Offshore Currency, the equivalent amount in Dollars as determined by Administrative Agent at such time on the basis of the Spot Rate for the purchase of Dollars with such Approved Offshore Currency.

      "Domestic Lending Office" shall mean, initially, the office of each Lender designated as such in Schedule I (or designated pursuant to a Commitment Transfer Supplement or New Lender Joinder Agreement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Alternate Base Rate Loans as may be designated from time to time by notice from such Lender to the Borrower and the Administrative Agent.

      "Domestic Subsidiary" shall mean any Subsidiary other than a Foreign Subsidiary.

      "EBITDA" shall mean, for any period of determination, an amount (computed without duplication) equal to (a) Net Income for such period, after exclusion of (i) all items which should be classified as extraordinary (all determined in accordance with GAAP) and (ii) all gains attributable to insurance proceeds (other than proceeds of business interruption insurance) received during such period to the extent, if any, such gains are included in Net Income plus (b) all amounts deducted in computing Net Income for such period in respect of (i) Interest

  Expense (after giving effect to all Hedging Agreements and payments and receipts thereunder), (ii) noncash amortization expense (including amortization of financing costs, noncurrent assets and noncash charges), (iii) depreciation, (iv) income taxes, (v) all other non-cash expenses, (vi) any cash payments made to repurchase vested employee stock options of the Borrower in an amount not to exceed $10,000,000 in the aggregate during the term of this Agreement, (vii) if any Permitted Acquisition occurred during such period, the amount of any Non-Recurring Expenses attributable to the assets or Capital Stock so acquired, as set forth in the certificate delivered pursuant to paragraph (c)(i) of the definition of "Permitted Acquisition" and (viii) until recognized in accordance with GAAP for the fiscal year 2000, the items described in Schedule 1.1(c) in an aggregate amount not to exceed $7,523,418; provided that the amounts described in clauses (a) and (b) above shall not include any amounts attributable to (x) ISG or (y) any Venture Subsidiary that is Minority Owned, except to the extent of cash dividends actually received by the Borrower or any Wholly Owned Subsidiary from on-going operations of such Venture Subsidiary.

      For any period of determination which occurs after a Permitted Acquisition but includes fiscal quarters prior thereto, the amounts described in clauses (a) and (b) above will include amounts attributable to the assets or Capital Stock so acquired (it being understood that, solely for purposes of calculating EBITDA for such period, (i) all references to the Borrower contained herein shall be deemed to include references to the Person or the assets so acquired and (ii) such acquisition shall be deemed to have occurred as of the first day of such period). For any period which occurs after a disposition by the Borrower or any Subsidiary but incorporates fiscal quarters prior thereto the amounts described in clauses (a) and (b) above will be deemed to exclude amounts attributable to the assets or Capital Stock so disposed (it being understood that, in calculating EBITDA for such period, such disposition shall be deemed to have occurred as of the first day of such period).

      "EMU Legislation" shall mean (a) the Treaty on European Union (the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993)), and (b) legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of the euro, in each case as amended or supplemented from time to time.

      "Environmental Laws" shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning public health, public and workplace safety or protection of the environment, as now or may at any time hereafter be in effect.

      "Equivalent Amount" shall mean (a) whenever this Agreement requires or permits a determination on any date of the equivalent in Dollars of an amount expressed in Dollars, such amount; (b) whenever this Agreement requires or permits a determination on any date of the equivalent in Dollars of an amount expressed in an Approved Offshore Currency, the equivalent amount in Dollars of an amount expressed in such Approved Offshore Currency as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of Dollars with such Approved Offshore Currency on the relevant Currency Calculation Date provided for hereunder; or (c) whenever this Agreement requires or permits a determination on any date of the equivalent in an Approved Offshore Currency of an amount expressed in Dollars, the equivalent amount in Approved Offshore Currency of an amount expressed in Dollars as determined by the Administrative Agent on such date on the basis of the Spot Rate for the purchase of such Approved Offshore Currency with Dollars on the relevant Currency Calculation Date provided for hereunder.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

      "euro" shall mean the single currency of Participating Member States.

      "Eurodollar Rate" shall mean, (a) for any Interest Period with respect to any Eurodollar Loan other than one referred to in subsection (b) of this definition:

         (i) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Quotation Date for such currency, or

        (ii) if the rate referenced in the preceding clause (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) on the Quotation Date for such currency, or

        (iii) if the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward, if necessary, to the next 1/100th of 1%) at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank market for such currency at their request at approximately 11:00 a.m. (London time) on the Quotation Date for such currency; and

      (b) for any Interest Period with respect to any Eurodollar Rate Loan denominated in Pounds Sterling and advanced by a Lender required to comply with the relevant requirements of the Bank of England and the Financial Services Authority of the United Kingdom, the sum of (i) the rate determined in accordance with subsection (a) of this definition and (ii) the Mandatory Cost Rate for such Interest Period.

      "Eurodollar Loans" shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

      "Eurodollar Office" shall mean, initially, the office of each Lender designated as such in Schedule I (or designated pursuant to a Commitment Transfer Supplement or New Lender Joinder Agreement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Eurodollar Loans as may be designated from time to time by notice from such Lender to the Borrower and the Administrative Agent.

      "Eurodollar Reserves" shall mean, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").

      "Event of Default" shall mean any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

      "Evergreen Letter of Credit" shall have the meaning ascribed thereto in Section 2.22(e).

      "Expansion Facility Amendment" shall have the meaning ascribed thereto in Section 2.24.

      "Expiry Date" shall mean, in the case of any Letter of Credit, unless an earlier date is otherwise stated therein, the earlier of (i) the one year anniversary of the issuance of such Letter of Credit or the date of the most recent renewal of such Letter of Credit pursuant to Section 2.22 and (ii) the Revolving Credit Commitment Termination Date.

      "FCC" shall mean the Federal Communications Commission or any other similar or successor agency of the Federal government administering the Communications Act of 1934 (or any similar or successor statute and the rules and regulations thereunder).

      "Federal Funds Rate" shall mean for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

      "Fee Letter" shall mean the letter dated as of October 6, 2000 among the Borrower, Bank of America, N.A., Banc of America Securities LLC, Citicorp USA, Inc., Salomon Smith Barney Inc. and The Bank of New York Company, Inc. as the same may be amended, supplemented or otherwise modified.

      "Financing Lease" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

      "Fixed Charges" shall mean, with respect to any period, the sum (without duplication) of (a) Interest Expense for such period, (b) Capital Expenditures during such period, (c) income or other taxes actually paid or payable during such period, (d) regularly scheduled payments of principal on Funded Debt of the Borrower and its Subsidiaries during such period and (e) dividends paid by the Borrower during such period.

      "Fixed Charge Coverage Ratio" shall mean, in respect of any period, the ratio of

       (i) EBITDA for the preceding four consecutive fiscal quarters; to

      (ii) Fixed Charges for the preceding four consecutive fiscal quarters;

  provided that for purposes of calculating the Fixed Charge Coverage Ratio for any fiscal quarter ending on or before September 30, 2002, the amount described in clause (ii) shall be equal to the sum of (i) the Fixed Charges for the preceding four consecutive fiscal quarters (excluding any Capital Expenditures permitted under Section 6.1(d) ) plus (ii) an amount equal to (A) in the case of the fiscal quarter ending March 31, 2002, the Capital Expenditures for such fiscal quarter multiplied by 4, (B) in the case of the fiscal quarter ending June 30, 2002, the sum of the Capital

  Expenditures for such fiscal quarter plus the Capital Expenditures for the immediately preceding fiscal quarter multiplied by 2, (C) in the case of the fiscal quarter ending September 20, 2002, the sum of the Capital Expenditures for such fiscal quarter plus the Capital Expenditures for the two immediately preceding fiscal quarters multiplied by 1.33.

      "Foreign Subsidiary" shall mean any Subsidiary of the Borrower that is a "controlled foreign corporation" within the meaning of Section 957(a) of the Code and the regulations thereunder.

      "Foreign Subsidiary Custody Agreements" shall mean the collective reference to each Custody Agreement between a Foreign Subsidiary and the Administrative Agent, in each case substantially in the form of Exhibit D-2, as the same may be amended, supplemented or otherwise modified from time to time.

      "Four Media Burbank" shall mean 4MC-Burbank, Inc., a Delaware corporation.

      "Funded Debt" shall mean, as of any date of determination, the sum of all Indebtedness (other than Indebtedness of the type described in clause (g) and clause (i) of the definition of Indebtedness and without duplication).

      "GAAP" shall mean generally accepted accounting principles in the United States of America consistent with those utilized in preparing the audited financial statements referred to in Section 3.1 together with any changes to such principles that are required by the American Institute Certified Public Accountants or any similar body, except insofar as (a) the Borrower shall have elected (which election shall not have been required by the American Institute of Certified Public Accountants or any similar body and shall continue to be effective for subsequent years) with the concurrence of its independent public accountant, to adopt more recently promulgated generally accepted accounting principles; and (b) the Required Lenders shall have consented to such election (it being understood that such consent may be conditioned upon negotiation of such changes to this Agreement, including Section 6.1, as the Required Lenders may in their sole discretion deem appropriate).

      "Governmental Authority" shall mean any national government (United States or foreign), any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

      "Guarantee Obligation" shall mean as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a guaranty, reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other obligation (the "primary obligation") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to pay or purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, liquidity or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

      "Guarantees" shall mean the collective reference to the Guarantee of each of the Guarantors in favor of the Administrative Agent, for the benefit of the Lenders, each substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.

      "Guarantors" shall mean the collective reference to each Subsidiary of the Borrower which becomes the guarantor of the Obligations pursuant to a Subsidiary Guarantee.

      "Hedging Agreement" shall mean (a) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which any Lender is a party or a beneficiary and (b) any other agreement or arrangement designed to limit or eliminate the risk and/or exposure of the Borrower to fluctuations in currency exchange rates.

      "Hollywood Way Property" shall mean the real property and improvements located at 2130 North Hollywood Way, Burbank, California.

      "Indebtedness" of any Person at any date shall mean (without duplication), (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all Off Balance Sheet Lease Liabilities of such Person, (e) all obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations issued or created for the account of such Person, (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (g) liabilities arising under Hedging Agreements (other than interest rate caps) of such Person, (h) all Guarantee Obligations of such Person and (i) any asserted withdrawal liability of such Person (either directly or indirectly through a Commonly Controlled Entity) to a Plan.

      "Indirect Foreign Subsidiary" shall mean any Foreign Subsidiary all the Capital Stock of which is owned directly and beneficially by the Borrower or any of its Subsidiaries and a majority of the Capital Stock of which is owned directly and beneficially by one or more Foreign Subsidiaries of the Borrower.

      "Insolvency" shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

      "Insolvent" shall mean pertaining to a condition of Insolvency.

      "Intellectual Property" shall have the meaning set ascribed thereto in Section 3.9.

      "Intellectual Property Security Agreements" shall have the collective reference to the Intellectual Property Security Agreement between (i) the Borrower and the Administrative Agent for the benefit of the Lenders substantially in the form of Exhibit J and (ii) to the extent requested by the Administrative Agent, each other Domestic Subsidiary and the Administrative Agent for the

  benefit of the Lenders, which agreement shall be substantially in the form of Exhibit K, in each case as the same may be amended, supplemented or otherwise modified from time to time.

      "Interest Coverage Ratio" shall mean, as of any date of determination, the ratio of:

       (i) EBITDA for the preceding four consecutive fiscal quarters to

      (ii) Interest Expense for such four quarters.

      "Interest Expense" shall mean, for any period, the sum of (a) all interest in respect of all Funded Debt of the Borrower and its Subsidiaries accrued or capitalized during such period (whether or not actually paid during such period), excluding any non-cash interest in respect of the Liberty Debt, plus (b) the net amounts payable (or minus the net amounts receivable) under Hedging Agreements accrued during such period, plus (c) all financing or commitment fees in respect of Indebtedness (exclusive of any transaction or "up-front" fees incurred in establishing or entering into any such Hedging Agreement) of the Borrower or any Subsidiary accrued or capitalized during such period (whether or not actually paid during such period) but shall exclude any arrangement or financing fees paid on the Closing Date in respect of the Indebtedness created under this Agreement; provided that for any period of determination which occurs after a Permitted Acquisition but includes fiscal quarters prior thereto, any Loans incurred in connection with such Permitted Acquisition shall be deemed to have been incurred on the first day of the first fiscal quarter so included (assuming for such purpose that the interest rate on such Loans is equal to the rate in effect with respect to such Loans on the fifth Business Day after such Permitted Acquisition has occurred).

      "Interest Payment Date" shall mean (a) as to any Alternate Base Rate Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Swingline Loan, the date on which such Swingline Loan is, or is required to be, repaid, (c) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (d) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

      "Interest Period" with respect to any Eurodollar Loan shall mean:

      (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

      (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

    provided that the foregoing provisions relating to Interest Periods are subject to the following:

         (i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

        (ii) any Interest Period that would otherwise extend beyond the Revolving Credit Commitment Termination Date, in the case of any Revolving Loan, or the Term A Maturity Date, in the case of any Term A Loan or the Term B Maturity Date, in the case of any Term

    B Loan, shall end on the Revolving Credit Commitment Termination Date, the Term A Maturity Date or the Term B Maturity Date, as applicable;

        (iii) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

        (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

      "Issuer" shall have the meaning ascribed thereto in the heading hereto and shall include any other Lender or financial institution which shall be the issuer of the Letters of Credit hereunder. The Issuer shall be deemed a Lender for purposes of Section 5.7, Section 5.8(c), Article  8 and Article 9 of this Agreement and for purposes of having the benefit of each of the Guarantees and the Security Documents.

      "ISG" means the Interactive Service Group division of the Borrower, which division is engaged in the establishment, operation, and provisioning of packet switched and circuit switched networks coupled with services associated therewith, including by way of illustration, hosting, content authoring and content enablement.

      "Joinder Agreement" shall mean the collective reference to each Joinder Agreement substantially in the form of Exhibit N entered into from time to time by any Subsidiary of the Borrower which executes a Subsidiary Guarantee in favor of the Administrative Agent, for the benefit of the Lenders.

      "Lead Arranger" shall have the meaning ascribed thereto in the heading hereto.

      "Lenders" shall have the meaning ascribed thereto in the header hereto, and shall include the Swingline Lender.

      "Lending Office" shall mean, as to any Lender, (a) its Domestic Lending Office or Eurodollar Office, as the case may be, and (b) in the case of payments in any Approved Offshore Currency, such address as such Lender may from time to time specify.

      "Letters of Credit" shall mean the collective reference to each irrevocable standby or commercial letter of credit opened by the Issuer for the account of the Borrower from time to time.

      "Liberty Debt" shall mean any Indebtedness of the Borrower outstanding under the Liberty Debt Documents.

      "Liberty Debt Documents" means the First Amended and Restated Credit Agreement dated as of December 21, 2000 between Liberty Media and the Borrower together with (i) the Liberty Subordination Agreement and (ii) any promissory notes issued by the Borrower thereunder, in each case as amended or otherwise modified with the consent of the Administrative Agent and the Required Lenders in accordance with the terms hereof.

      "Liberty Subordination Agreement" shall mean the Subordination Agreement executed by the Borrower and Liberty Media in favor of the Senior Creditors (as defined therein) dated as of the Closing Date, as the same may be amended or otherwise modified with the consent of the Administrative Agent in accordance with the terms hereof.

      "Liberty Media" shall mean Liberty Media Corporation, a Delaware corporation.

      "License Subsidiaries" shall mean a collective reference to the Subsidiaries listed on Schedule 1.1(a) which have the FCC licenses set forth on such Schedule.

      "Licenses" shall mean telecommunications licenses issued by the FCC to the Borrower or any Subsidiary.

      "Lien" shall mean (a) any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction, other than financing statements filed for precautionary purposes relating to true leases of personal property permitted under this Agreement under which the Borrower or a Subsidiary is a lessee) or (b) the sale, assignment, pledge or transfer for security of any accounts, general intangibles or chattel paper of the Borrower or any Subsidiary with or without recourse.

      "Loan Documents" shall mean this Agreement and each other agreement, instrument or certificate executed and delivered to the Administrative Agent or any Lender pursuant hereto including, without limitation, the Notes, the Security Documents, the Guarantees, each Letter of Credit, the Contribution Agreement, the Custody Agreements and the Fee Letter.

      "Loan Parties" shall mean the Borrower, each of its Subsidiaries and any other Person (other than any of the Agents, the Issuer or any of the Lenders) which is or becomes a party to a Loan Document.

      "Loans" shall mean a collective reference to the Revolving Loans, the Swingline Loans, the Term A Loans and the Term B Loans.

      "Majority-Owned" shall mean as to any Subsidiary, a Subsidiary at least 80% of the Capital Stock of each class is owned directly by the Borrower or one or more Wholly Owned Subsidiaries.

      "Mandatory Cost Rate" means, with respect to any period, a rate per annum determined in accordance with Schedule II.

      "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or future financial condition of the Borrower and its Subsidiaries or (b) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents, the Liens created hereunder or thereunder or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

      "Material Agreement" shall mean (i) each contract or agreement specified on Schedule 1.1(b) or any contract entered into by a Loan Party in substitution or as a replacement therefor and (ii) each other contract or agreement to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary is bound the non-compliance or termination of which could be reasonably expected to have a Material Adverse Effect.

      "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

      "Minority-Owned" shall mean, with respect to any Venture Subsidiary, that the Borrower (i) does not own, directly or indirectly, at least a majority of each class of Capital Stock of such

  Venture Subsidiary or (ii) does not consolidate such Venture Subsidiary with the results of the Borrower's operations.

      "Moody's" shall mean Moody's Investors Service, Inc.

      "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

      "Net Income" for any period shall mean, net income (or deficit) of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

      "Net Disposition Proceeds" shall mean the gross cash proceeds (including any cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise but only as and when received) received by the Borrower or any Subsidiary from the sale (other than (i) the sale of inventory in the ordinary course of business and (ii) sales of equipment in the ordinary course of business permitted under Section 6.6(b) to the extent the proceeds from such sale are reinvested in new equipment within 60 days), lease (other than a lease in the ordinary course of business), transfer or other disposition of any of its assets less the sum of (a) reasonable selling expenses paid to non-affiliated third parties, (b) any Indebtedness secured by a Lien on such asset or property permitted to exist under clause (h) of Section 6.3 to the extent the Borrower or such Subsidiary is required to make a payment with respect thereto and (c) income taxes reasonably estimated to be actually payable by the Borrower or such Subsidiary with respect to any gain realized as a result of such sale, lease, transfer or other disposition and which taxes are payable by the Borrower or such Subsidiary within two years of the date of such sale, lease, transfer or other disposition or within two years of any installment payment with respect thereto; provided that at the end of such two year period any such amount not so paid shall constitute Net Disposition Proceeds.

      "Net Insurance Proceeds" shall mean (a) the proceeds (including any proceeds from the termination or unwinding of any interest rate cap) and awards of compensation received by the Borrower or any Subsidiary from the damage to or destruction or condemnation of all or any portion of its assets or property (regardless of whether such compensation is from any action in tort or contract or otherwise or from any governmental proceeding or action) and (b) any amounts received by the Borrower or any Subsidiary as a result or in respect of the overfunding of a Plan.

      "New Lender" shall have the meaning ascribed to it in Section 2.24(a).

      "New Lender Joinder Agreement" shall mean the collective reference to each Joinder Agreement substantially in the form of Exhibit U entered into from time to time by the Borrower, the Administrative Agent and any Person that is to become a party hereto as a "Lender" pursuant to Section 2.24(a).

      "Non-Excluded Taxes" shall have the meaning ascribed thereto in Section 2.18(a).

      "Non-Recourse Indebtedness" shall mean any Indebtedness as to which neither the Borrower nor any Subsidiary of the Borrower (other than a Special Purpose Subsidiary) has any direct or indirect liability whether as primary obligor, guarantor, surety, provider of collateral security or through any other right or arrangement of any nature (including any election by the holder of such Indebtedness) providing direct or indirect assurance of payment or performance of any such obligations in whole or in part, and which Indebtedness is secured solely by Real Property of the Borrower or any of its Subsidiaries.

      "Non-Recurring Expenses" shall mean, with respect to any Permitted Acquisition, the amount of any non-recurring expenses attributable to the assets or Capital Stock so acquired, provided that

  (i) such expenses were incurred prior to the consummation of such Permitted Acquisition and will not be incurred or assumed (nor will any new similar expenses be incurred or assumed) by the Borrower or any Subsidiary thereafter and (ii) in no event shall the amount of such non-recurring expenses exceed 15% of the EBITDA attributable to such assets or Capital Stock (determined without giving effect to the adjustments described in clause (vii) of the definition of "EBITDA") or $5,000,000, whichever is greater, unless otherwise agreed by the Administrative Agent and the Required Lenders.

      "Nonrenewal Notice Date" shall have the meaning ascribed thereto in Section 2.22(e).

      "Note" shall mean the collective reference to the Revolving Credit Notes, the Term A Notes, the Term B Notes and the Swingline Note.

      "Notice of Borrowing" shall have the meaning ascribed thereto in Section 2.3.

      "Notice of Conversion/Continuation" shall have the meaning ascribed thereto in Section 2.10(b).

      "Obligations" shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary, as applicable, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Borrower or any Subsidiary, as applicable, to any of the Agents, the Issuer, the Lenders or any of their respective Affiliates, including any Reimbursement Obligations and any obligation of the Borrower under any Permitted Hedging Agreement entered into with any Agent, any Lender or any of their respective Affiliates, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents or any Permitted Hedging Agreement with any Agent, any Lender or any of their respective Affiliates or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower or any Subsidiary, as applicable, pursuant to the terms of this Agreement, any other Loan Document or any Permitted Hedging Agreement with any Agent, any Lender or any of their respective Affiliates).

      "Off Balance Sheet Lease Liabilities" shall mean with respect to any Person, (a) any repurchase obligation or liability, contingent or otherwise, of such Person with respect to property or assets leased by such Person as lessee and (b) all obligations, contingent or otherwise, of such Person under any synthetic lease, tax retention operating lease, off-balance-sheet loan or other off-balance-sheet financing if the transaction giving rise to such obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP.

      "Overnight Rate" shall mean, for any day, the rate of interest per annum at which overnight deposits in the applicable Approved Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Bank of America's principal office in London to major banks in the London or other applicable offshore interbank market.

      "Participants" shall have the meaning ascribed thereto in Section 9.6(b).

      "Participating Member State" shall mean each country which from time to time becomes a Participating Member State as described in EMU Legislation.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

      "Permitted Acquisition" shall mean the VSC Acquisition and any other acquisition by the Borrower or any Subsidiary of all or substantially all the assets or all the Capital Stock of any Post Production Company; or any division or business unit thereof provided that with respect to any such acquisition (other than the VSC Acquisition, which is to be completed on the Closing Date), the Borrower shall have complied with the following conditions:

      (a)  Acquisition Documents.  Promptly after the closing date for such acquisition and, in any event, within 20 days after such closing date, the Administrative Agent shall have received executed or conformed copies of such transaction documents and all closing documents delivered thereunder together with a certificate a Responsible Officer that (i) such transaction documents and closing documents are true, complete and correct (ii) such transaction documents are in full force and effect (except as contemplated by the terms of such documents) and no material term or condition thereof shall have been amended, modified or waived, (iii) neither the Borrower nor any other party to such transaction documents shall have failed to perform any material obligation or covenant required by such acquisition documents to be performed or complied with by it on or before such acquisition closing date.

      (b)  Security Interests, UCC Searches and Filings.  The Administrative Agent shall have received satisfactory evidence that the Administrative Agent (for the benefit of itself and the Lenders) has a valid and perfected first priority security interest in the Collateral (including any assets acquired pursuant to such acquisition), subject only to Liens permitted to exist under Sections 6.3(a), (c) and (d). The Borrower shall have delivered to or caused to be delivered to the Administrative Agent executed documents as the Administrative Agent may deem necessary to perfect its security interests in the Collateral. The Administrative Agent shall have received certified copies of UCC search reports listing all effective financing statements that name each seller under such transaction documents or (to the extent any assets to be acquired or leased are located in jurisdictions in which the Lenders have not theretofore filed UCC financing statements listing the Borrower as debtor) the Borrower, as debtor, together with copies of such financing statements (none of which shall cover the Collateral except to the extent evidencing Liens permitted to exist under Section 6.3 (b), (c) or (h) or Liens terminated on such closing date).

      (c)  Documents of the Borrower and other Loan Parties.  On or before the closing date for such acquisition, the Borrower shall deliver or cause to be delivered to the Administrative Agent the documents listed below, each, unless otherwise noted, dated such closing date, duly executed, in form and substance satisfactory to the Administrative Agent and in quantities designated by the Administrative Agent:

        (i)  Officer's Certificate.  A certificate executed by a Responsible Officer of the Borrower, (x) setting forth in reasonable detail the EBITDA and the Total Leverage Ratio of the Borrower before and after giving effect to such acquisition and the amount of any Non-Recurring Expenses relating to the assets or Capital Stock which are the subject of such acquisition and (y) stating that on such closing date, both before and after giving effect to such acquisition and any Loans to be advanced on such closing date: (A) no Default or Event of Default has occurred and is continuing; (B) no Material Adverse Effect has occurred since the date of the then most recent audited financial statements of the Borrower delivered to the Administrative Agent pursuant to Section 5.1; (C) the representations and warranties set forth in Article 3 are true and correct in all material respects on and as of such date with the same effect as though made on and as of such date; (D) the Borrower is in compliance with all the terms and provisions set forth in this Agreement on its part to be observed and performed and (E) after giving effect to any Loans to be made to fund such acquisition, the aggregate

    Available Revolving Credit Commitments will be equal to or greater than $20,000,000; provided that the condition set forth in this subclause (i)(E) will not be required to be satisfied if the consideration to be paid by the Borrower in respect of such acquisition consists entirely of Capital Stock of the Borrower and neither the Borrower nor any Subsidiary will be assuming any Indebtedness in connection with such acquisition. Each of the foregoing statements shall be true on such closing date before and after giving effect to such acquisition.

        (ii)  Deeds of Trust.  If required by the Administrative Agent, mortgages or deeds of trust in form and substance acceptable to the Administrative Agent covering the Borrower's fee interest in real property, if any, acquired by it pursuant to such acquisition together with: (x) evidence that counterparts of such mortgages or deeds of trust have been recorded in all places to the extent necessary or reasonably desirable, in the judgment of the Administrative Agent, to create a valid and enforceable first priority lien on each property covered thereby in favor of the Administrative Agent for the benefit of the Lenders (or in favor of such other trustee as may be required or reasonably desired under local law); (y) Lender's title insurance issued by such title insurer, on such form, in such amounts and with such exceptions and exclusions as may be approved by the Administrative Agent; and (z) an opinion of counsel in the state in which the property is located in form and substance and from counsel reasonably satisfactory to the Administrative Agent.

        (iii)  UCC Financing Statements.  All UCC financing statements and other documents of record required or requested by the Administrative Agent to be filed or recorded in order to perfect the Liens of the Administrative Agent and the Lenders on the assets to be acquired by the Borrower pursuant to such acquisition other than with respect to any assets as to which the Administrative Agent shall determine that the cost of obtaining a Lien is excessive in relation to the value of such assets.

      "Permitted Hedging Agreement" shall mean any Hedging Agreement entered into for hedging purposes and not for speculative purposes; provided that no Hedging Agreement shall create a Lien on or be secured by the assets of the Borrower or any of its Subsidiaries other than a Hedging Agreement with any Lender.

      "Permitted Indebtedness" shall mean the collective reference to (a) the Liberty Debt in an aggregate principal amount (exclusive of capitalized interest) not to exceed $310,000,000 and (b) other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $75,000,000.

      "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

      "Plan" shall mean at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower is an "employer" as defined in Section 3(5) of ERISA, other than a Multiemployer Plan.

      "Pledge Agreements" shall mean the collective reference to the Borrower Pledge Agreement, the Borrower Supplemental Pledge Agreement, each Subsidiary Pledge Agreement and each Subsidiary Supplemental Pledge Agreement.

      "Pledged Promissory Notes" shall have the meaning ascribed thereto in the Pledge Agreements.

      "Pledged Equity Interest" shall have the meaning ascribed thereto in the Pledge Agreements.

      "Post Production Company" shall mean any Person principally engaged in providing post production, technical, interactive television or creative services to owners, producers and distributors of television programming, feature film, internet and other entertainment content including Studio Services, Broadcast Services, Television Services and Visual Effects Services.

      "Pounds Sterling" shall mean the lawful currency of the United Kingdom.

      "Properties" shall have the meaning ascribed thereto in Section 3.16(a).

      "Purchase Money Indebtedness" shall mean Indebtedness of the Borrower or any Subsidiary incurred solely to finance the acquisition (including by meaning a Financing Lease), construction, installation or improvement of any real property or personal tangible property which is useful to the Borrower or any Subsidiary in its business as a Post Production Company and businesses substantially complementing or ancillary thereto which Indebtedness is incurred within 180 days following such acquisition, construction, installation or improvement and is secured only by the assets so financed.

      "Quotation Date" means, for any Interest Period, (a) for any currency other than Pounds Sterling, the date two Business Days prior to the commencement of such Interest Period and (b) for Pounds Sterling, the first day of such Interest Period; provided that if market practice differs in the relevant interbank market for any currency, the "Quotation Date" for such currency shall be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the "Quotation Date" shall be the last of such days).

      "Real Property" shall mean all real property now owned or hereafter acquired by the Borrower or any of its Subsidiaries.

      "Register" hall have the meaning ascribed thereto in Section 9.6(c).

      "Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

      "Reimbursement Obligations" shall mean the obligation of the Borrower to reimburse the Issuer and the Lenders for all amounts drawn under the Letters of Credit and any other amounts under Section 2.22.

      "Reorganization" shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

      "Replacement Assets" shall have the meaning ascribed thereto in Section 2.9(b).

      "Replacement Lender" shall have the meaning ascribed thereto in Section 2.21.

      "Reportable Event" shall mean any of the events set forth in section 4043(c) of ERISA other than those events for which the notice requirement has been waived under applicable regulations.

      "Required Lenders" at any time shall mean Lenders whose Commitment Percentages aggregate at least 51%.

      "Requirement of Law" as to any Person shall mean any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

      "Responsible Officer" shall mean the chairman of the board of directors, the chief executive officer, the president or any vice president (who is an elected officer) of such Person or the chief financial officer of such Person.

      "Revolving Credit Commitment" shall mean, as to any Lender, the obligation of such Lender to make Revolving Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading "Revolving Credit Commitments" opposite such Lender's name on Schedule I or in the New Lender Joinder Agreement pursuant to which it became a party hereto, as such amount may be reduced from time to time pursuant to this Agreement or as such amount may otherwise vary based upon any assignment of Revolving Credit Commitments by or to such Lender pursuant to a Commitment Transfer Supplement. At the date of this Agreement, the aggregate amount of the Revolving Credit Commitment is equal to the Dollar Equivalent of $231,500,000.

      "Revolving Credit Commitment Percentage" shall mean, as to any Lender, at any time, the percentage which such Lender's Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments.

      "Revolving Credit Commitment Period" shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

      "Revolving Credit Commitment Termination Date" shall mean December 22, 2006.

      "Revolving Credit Note" shall have the meaning ascribed thereto in Section 2.2.

      "Revolving Loans" shall have the meaning ascribed thereto in Section 2.1.

      "S&P" shall mean Standard & Poor's Ratings Group.

      "SEC Reports" shall mean the collective reference to any registration statements filed under the Securities Act of 1933 or reports filed from time to time under the Securities Exchange Act of 1934 (including, without limitation, under Regulation 13A or Regulation 14A promulgated thereunder), in each case, with the Securities and Exchange Commission.

      "Security Agreements" shall mean the collective reference to the Borrower Security Agreement and each Subsidiary Security Agreement.

      "Security Documents" shall mean the collective reference to the Pledge Agreements, the Security Agreements, the Intellectual Property Security Agreements, the Deeds of Trust and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of the Borrower or any Subsidiary to secure the obligations and liabilities of the Borrower under the Notes and/or under any of the other Loan Documents or to secure any guarantee by such Subsidiary of any such obligations and liabilities.

      "Significant Subsidiary" shall mean any Subsidiary of the Borrower that together with its Subsidiaries for the most recent fiscal year of the Borrower accounted for (i) 10% or more of the consolidated revenues of the Borrower and its Subsidiaries, (ii) 10% or more of the consolidated assets of the Borrower and its Subsidiaries or (iii) 10% or more of the EBITDA of the Borrower and its Subsidiaries.

      "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

      "Solvent" shall mean, with respect to the Borrower or any Subsidiary (a) the property of the Borrower or such Subsidiary, at fair valuation, will exceed the debts of the Borrower or such Subsidiary, as the case may be, (b) the Borrower or such Subsidiary will be able to pay its debts as such debts become absolute and matured, and (c) the Borrower or such Subsidiary will have, as of such date, sufficient capital with which to conduct its business. For purposes of this definition, "debt" means "liability on a claim" and "claim" means (i) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

      "Special Purpose Subsidiary" shall mean a direct or indirect Subsidiary of the Borrower, formed solely for the purpose of acquiring and owning certain assets and issuing Indebtedness which is secured solely by such assets and as to which the Borrower and each other Subsidiary has no Guarantee Obligation or other liability or obligation to contribute additional equity and for which the Borrower or any other Subsidiary has no general partner liability or other derivative liability by operation of law or contract.

      "Spot Rate" for any Applicable Currency shall mean the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its foreign currency trading office at approximately 8:00 a.m. (California time) on the date two Business Days prior to the Currency Calculation Date.

      "Stated Amount" of a Letter of Credit shall mean the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

      "Studio Services" shall mean services to manage, format and distribute for television programming, feature films and other entertainment content including, without limitation, archiving original elements and working masters, restoring and preserving damaged films or other entertainment content, creating working masters from original elements, duplicating and formatting masters and creating submasters and other similar operations.

      "Subsequent Participant" shall mean each country that adopts the euro as its lawful currency after the Closing Date.

      "Subsidiary" of a Person shall mean a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the occurrence of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references to Subsidiaries are to Subsidiaries of the Borrower.

      "Subsidiary Guarantee" shall mean a Guarantee substantially in the form of Exhibit H executed by a Domestic Subsidiary in favor of the Administrative Agent for the benefit of the Lenders; provided that for purposes of the definition of "Guarantees" in this Section 1.1, a Subsidiary Guarantee shall refer to such form with such changes thereto as may be approved by the Administrative Agent and executed and delivered by a Domestic Subsidiary, as such executed Guarantee may be amended, modified or supplemented from time to time.

      "Subsidiary Pledge Agreement" shall mean the Pledge Agreement of a Domestic Subsidiary in favor of the Administrative Agent, for the benefit of the Lenders, substantially in the form of Exhibit L, provided that for purposes of the definition of "Pledge Agreement" in this Section 1.1, a

  Subsidiary Pledge Agreement shall refer to such form with such changes thereto as may be approved by the Administrative Agent and executed and delivered by a Domestic Subsidiary, as such executed Pledge Agreement may be amended, modified or supplemented from time to time.

      "Subsidiary Security Agreement" shall mean a Security Agreement substantially in the form of Exhibit I executed by a Domestic Subsidiary in favor of the Administrative Agent, for the benefit of the Lenders; provided that for the purposes of the definition of "Security Agreements" in this Section 1.1, a Subsidiary Security Agreement shall refer to such form with such changes thereto as may be approved by the Administrative Agent and executed and delivered by a Domestic Subsidiary, as such executed Subsidiary Security Agreement may be amended, modified or supplemented from time to time.

      "Subsidiary Supplemental Pledge Agreement" shall mean the Sixty-Five Percent Pledge Agreement of a Domestic Subsidiary in favor of the Administrative Agent, for the benefit of the Lenders, substantially in the form of Exhibit M, provided that for the purposes of the definition of "Security Agreements" in this Section 1.1, a Subsidiary Supplemental Pledge Agreement shall refer to such form with such changes thereto as may be approved by the Administrative Agent and executed and delivered by a Domestic Subsidiary, as such executed Sixty-Five Percent Pledge Agreement may be amended, modified or supplemented from time to time.

      "Syndication Agent" shall have the meaning ascribed thereto in the heading hereto.

      "Swingline Lender" shall mean Bank of America, in its individual capacity, or any successor thereto.

      "Swingline Loans" shall have the meaning ascribed thereto in Section 2.23.

      "Swingline Loan Limit" shall have the meaning ascribed thereto in Section 2.23.

      "Swingline Loan Period" shall mean the period from and including the Closing Date to but excluding the Swingline Loan Termination Date or such earlier date on which the Swingline Loan Limit shall be reduced to zero as provided herein.

      "Swingline Loan Termination Date" shall mean December 22, 2006.

      "Swingline Note" shall have the meaning ascribed thereto in Section 2.23(e).

      "TARGET Business Day" shall mean a day when TARGET (Trans-European Automated Real-time Gross settlement Express Transfer system), or any successor thereto, is scheduled to be open for business.

      "Television Services" shall mean the technical and creative services required to conform original film or video principal photography to a broadcast-ready product including, without limitation, developing negatives, converting negatives to videotape and/or digital format, offline editing to determine programming content, creating music, sound effects and visual effects and assembly, formatting and duplication of the source material into final form.

      "Term A Loan" shall have the meaning ascribed thereto in Section 2.6(a).

      "Term A Loan Commitment" shall mean, with respect to each Lender, the amount set forth under the heading "Term A Loan Commitments" opposite such Lender's name on Schedule I or in the New Lender Joinder Agreement pursuant to which it became a party hereto, as such amount may be reduced from time to time pursuant to this Agreement. At the Closing Date, the aggregate amount of the Term A Loan Commitments is $125,000,000.

      "Term A Loan Commitment Percentage" shall mean, as to any Lender, at any time, the percentage which such Lender's Term A Loan Commitment then constitutes of the aggregate Term A Loan Commitments.

      "Term A Maturity Date" means December 22, 2006.

      "Term A Note" shall have the meaning ascribed thereto in Section 2.7.

      "Term B Loan" shall have the meaning ascribed thereto in Section 2.6(b).

      "Term B Loan Commitment" shall mean, with respect to each Lender, the amount set forth under the heading "Term B Loan Commitments" opposite such Lender's name on Schedule I or in the New Lender Joinder Agreement pursuant to which it became a party hereto, as such amount may be reduced from time to time pursuant to this Agreement. At the Closing Date, the aggregate amount of the Term B Loan Commitments is $58,500,000.

      "Term B Loan Commitment Percentage" shall mean, as to any Lender, at any time, the percentage which such Lender's Term B Loan Commitment then constitutes of the aggregate Term B Loan Commitments.

      "Term B Maturity Date" means June 30, 2007.

      "Term B Note" shall have the meaning ascribed thereto in Section 2.7.

      "Term Loans" shall mean the collective reference to the Term A Loans and the Term B Loans.

      "Term Notes" shall mean the collective reference to the Term A Notes and the Term B Notes.

      "Tokai Bank" shall mean Tokai Bank of California, a California banking corporation.

      "Tokai Guarantees" shall mean the collective reference to (a) the Continuing Guaranty dated as of December 5, 1996 of Four Media Burbank in favor of Tokai Bank as amended by First Amendment of Term Loan Agreement, Secured Promissory Note and Guarantee dated as of February 23, 1998 and (b) the Continuing Guaranty dated as of December 5, 1996 of Digital Magic Company, a Delaware corporation, in favor of Tokai Bank as amended by First Amendment of Term Loan Agreement, Secured Promissory Note and Guarantee dated as of February 23, 1998.

      "Tokai Loan Agreement" shall mean the Term Loan Agreement dated December 5, 1996 between the Borrower and Tokai Bank as amended by First Amendment of Term Loan Agreement, Secured Promissory Note and Guarantee dated as of February 23, 1998 pursuant to which Tokai Bank has made loans to the Borrower in a principal amount not to exceed $8,400,000 which Indebtedness is secured by the Tokai Mortgages and guaranteed by the Tokai Guarantees.

      "Tokai Mortgages" shall mean the collective reference to (a) Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing dated as of December 5, 1996 among the Borrower, North American Title Company, as trustee, and Tokai Bank as beneficiary relating to the Hollywood Way Property and (b) Absolute Assignment of Leases and Rents dated as of December 5, 1996 of the Borrower in favor of Tokai Bank relating to the Hollywood Way Property as amended by Amendment of Deed of Trust and Absolute Assignment of Leases and Rents dated as of February 23, 1998.

      "Total Leverage Ratio" shall mean, as of any date of determination, the ratio of

      (a) Funded Debt outstanding on such date minus, to the extent included in such Funded Debt, the amount of any Liberty Debt in an aggregate principal amount (exclusive of capitalized interest) not to exceed $310,000,000; and

      (b) EBITDA for the four fiscal quarter periods then most recently ended.

      "Tranche" shall mean the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

      "Transferee" shall have the meaning ascribed thereto in Section 9.6(f).

      "Type" shall mean as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

      "UCC" shall mean the Uniform Commercial Code.

      "Venture Subsidiary" shall mean any Subsidiary which is not Wholly Owned or Majority Owned and which conducts a business customarily engaged in by a Post Production Company or a business substantially complementary or ancillary thereto, including without limitation, interactive services and distribution; provided that, the Administrative Agent, for the benefit of the Lenders, shall have received a pledge of all the Capital Stock of such Subsidiary that is owned by the Borrower or any Subsidiary.

      "Visual Effects Services" shall mean the services utilized to create special visual effects for feature films and television including, without limitation, digital creation and manipulation of images in high resolution formats for integration into feature films as well as television applications.

      "Voting Securities" shall mean any class of Capital Stock of the Borrower or any Subsidiary, as applicable, pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors (irrespective of whether or not at the time any other class will have or might have voting power by reason of the occurrence of any contingency).

      "VSC" means Video Services Corporation, a Delaware corporation.

      "VSC Acquisition" shall mean (i) the merger of E-Group Merger Corp., a Delaware corporation, with and into VSC pursuant to the VSC Merger Agreement and (ii) the contribution by Liberty Media to the Borrower of 100% of the Capital Stock of VSC pursuant to the VSC Contribution Agreement.

      "VSC Acquisition Documents" shall mean the collective reference to (i) the VSC Merger Agreement, (ii) the VSC Contribution Agreement and (iii) each other instrument, document or agreement executed and/or delivered in connection therewith, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

      "VSC Contribution Agreement" shall mean the Contribution Agreement dated as of November 28, 2000 between Liberty Media and the Borrower, as amended, modified or supplemented from time to time in accordance with the terms of this Agreement.

      "VSC Merger Agreement" shall mean the Agreement and Plan of Merger dated as of July 25, 2000 among AT&T Corp., a New York corporation, E-Group Merger Corp., a Delaware corporation, Liberty Media and VSC.

      "Walston" shall mean Robert T. Walston.

      "Wholly Owned" shall mean as applied to any Subsidiary, a Subsidiary all the outstanding shares of Capital Stock (other than director's qualifying shares if required by law) of which are at the time owned, directly or indirectly, by the Borrower.

    1.2  Other Definitional Provisions.  (a) Unless otherwise specified therein, all terms defined in this Agreement shall have their respective defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

    (b) As used herein, in the Notes and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and any Subsidiary not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

    (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

    (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

    1.3  Currency Generally.  (a) For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Approved Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Approved Offshore Currency or other currency, shall be determined at the Spot Rate.

    (b) Except as expressly set forth herein to the contrary, all payments made by the Borrower in respect of (i) principal of, interest on and any other amounts relating to, any Loan denominated in an Approved Offshore Currency shall be made in such Approved Offshore Currency, and (ii) all other payments shall be paid in Dollars.

    (c) Without prejudice to and in addition to any method of conversion or rounding prescribed by an EMU Legislation, any reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency of a Subsequent Participant to be paid to or by any Agent or Lender shall immediately, upon it becoming a Subsequent Participant, be replaced by a reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Administrative Agent may specify.

ARTICLE II
AMOUNT AND TERMS OF COMMITMENTS

    2.1  Revolving Credit Commitments.  (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans in Dollars or any Approved Offshore Currency ("Revolving Loans") to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed such Lender's Revolving Credit Commitment; provided that, after giving effect to any Borrowing: (i) the aggregate principal Dollar Equivalent of each Lender's Revolving Loans shall not at any time exceed such Lender's Revolving Credit Commitment, (ii) the aggregate principal Dollar Equivalent of the sum of (A) all outstanding Revolving Loans and Swingline Loans, (B) the aggregate Stated Amount of the Letters of Credit then outstanding and (C) any amounts drawn under any Letters of Credit (including interest thereon computed in accordance with Section 2.22(g)) for which the Issuer has not been reimbursed shall not at any time exceed the aggregate amount of all Revolving Credit Commitments; and (iii) the aggregate principal Dollar Equivalent of all outstanding Approved Offshore Currency

Loans shall not at any time exceed the Approved Offshore Currency Sublimit. During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

    (b) The Revolving Loans may from time to time be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.3 and Section 2.10; provided that no Revolving Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Commitment Termination Date.

    2.2  Revolving Notes.  The Revolving Loans made by each Lender shall be evidenced by loan accounts maintained by such Lender or, upon the request of such Lender made through the Administrative Agent, by a promissory note of the Borrower, substantially in the form of Exhibit A-1, with appropriate insertions as to payee, date and principal amount (a "Revolving Credit Note"), payable to the order of such Lender and in a principal amount equal to the lesser of (a) the amount of the initial Revolving Credit Commitment of such Lender and (b) the aggregate unpaid principal amount of all Revolving Loans made by such Lender to the Borrower. Each Lender is hereby authorized to record the date, Type, amount and Applicable Currency of each Revolving Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, in its loan accounts or on the schedule annexed to and constituting a part of its Revolving Credit Note, as applicable, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Revolving Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Revolving Credit Note to such Lender. Each Revolving Credit Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Revolving Credit Commitment Termination Date and (iii) provide for the payment of interest in accordance with Section 2.12.

    2.3  Procedure for Borrowing of Revolving Loans.  The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent an irrevocable notice substantially in the form of Exhibit B (a "Notice of Borrowing") (which notice must be received by the Administrative Agent prior to 10:00 a.m., California time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be Eurodollar Loans initially denominated in Dollars; (b) on the requested Borrowing Date, in the case of Alternate Base Rate Loans; and (c) five Business Days prior to the requested Borrowing Date, in the case of Revolving Loans to be denominated in any Approved Offshore Currency), specifying, in each case: (i) the amount of the Borrowing, which shall be in an aggregate minimum amount of the Dollar Equivalent of $1,000,000 or any multiple of $500,000 in excess thereof or, in the case of Loans to be denominated in euros, 1,000,000 units of the euros in an Equivalent Amount of not less than $1,000,000 and integral multiples of such 500,000 units of such Applicable Currency in excess of the initial 1,000,000 units thereof; (ii) the requested Borrowing Date, which shall be a Business Day; (iii) the Type of Loans comprising the Borrowing; (iv) the duration of the Interest Period applicable to such Revolving Loans included in such notice; and (v) in the case of a Borrowing comprised of Approved Offshore Currency Loans, the Applicable Currency. If the Notice of Borrowing fails to specify (x) the duration of the Interest Period for any Borrowing comprised of Eurodollar Loans, such Interest Period shall be three months or (y) the Applicable Currency, such currency shall be Dollars. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. The Equivalent Amount of any Borrowing in an Approved Offshore Currency will be determined by the Administrative Agent for such Borrowing on the Currency Calculation Date therefor in accordance with Section 2.25(a). In the case of a Borrowing comprised of Approved Offshore Currency Loans, such notice by the Administrative Agent shall provide the approximate amount of each Lender's Revolving Credit Commitment Percentage of such Borrowing, and the Administrative Agent will, upon the determination of the Equivalent Amount of such Borrowing as specified in the Notice of Borrowing, promptly notify each Lender of the exact amount of such Lender's pro rata share of such Borrowing. Each Lender will make the amount of its Revolving Credit Commitment Percentage of each Borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 11:00 a.m., California time, on the Borrowing Date requested by the Borrower in the case of a Borrowing comprised of Revolving Loans in Dollars, and by such time as the Administrative Agent may specify, in the case of a Borrowing comprised of Revolving Loans denominated in any Approved Offshore Currency, in each case in the Applicable Currency and in funds immediately available to the Administrative Agent. The proceeds of all such Revolving Loans will then be made available to the Borrower by the Administrative Agent at such office by crediting the account of the Borrower on the books of Bank of America (or, in the case of Revolving Loans denominated in any Approved Offshore Currency, on the books of Bank of America or an affiliate of Bank of America or such other account as the Borrower may from time to time specify) with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Notwithstanding anything to the contrary contained herein, Revolving Loans, if any, made on the Closing Date must be Alternate Base Rate Loans.

    2.4  Commitment Fees; Administrative Fee.  (a) The Borrower agrees to pay to the Administrative Agent for the account of the Lenders a commitment fee for the period from and including the first day of the Revolving Credit Commitment Period to but excluding the Revolving Credit Commitment Termination Date, computed on the aggregate actual daily amount of the Available Revolving Credit Commitments at a rate per annum equal to the applicable Commitment Fee Rate. Any such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Credit Commitment Termination Date or such earlier date as the Revolving Credit Commitments shall reduce or terminate as provided herein.

    (b) The Borrower agrees to pay to the Agents fees in the amounts and at the times referred to in the Fee Letter. In addition, the Borrower agrees to pay to the Administrative Agent fees in the amounts and at the times referred to in the Administrative Agent Fee Letter.

    (c) The Borrower agrees to pay to the Issuer, for its own account, fees in the amounts and at the times referred to in the Fee Letter.

    2.5  Optional Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments. Any such reduction shall be in an amount equal to the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, (i) the aggregate principal amount of the Revolving Loans then outstanding would exceed the Revolving Credit Commitments then in effect or (ii) the Equivalent Amount on such date of the aggregate principal amount of all Approved Offshore Currency Loans then outstanding denominated in an Approved Offshore Currency would exceed the Approved Offshore Currency Sublimit at such time. Any reduction of the Revolving Credit Commitments shall be accompanied by payment in full of all accrued commitment fees on the amount so reduced to and including the date of such reduction and, to the extent any Revolving Loans are prepaid in connection with such reduction, shall be accompanied by payment in full of all accrued interest thereon, to but excluding the date of such prepayment, together with any additional amounts owing pursuant to Section 2.19 and any outstanding fees and expenses due and owing. The

Administrative Agent agrees to promptly notify the Lenders of any notice of reduction or termination received by the Administrative Agent.

    2.6  Term Loans.  (a) Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (each, a "Term A Loan") to the Borrower (i) on the Closing Date in an amount not to exceed the Term A Loan Commitment of such Lender then in effect and (ii) on the effective date of a New Lender Joinder Agreement in an amount not to exceed the Term A Loan Commitment of the New Lender party thereto. The Term A Loans to be made on the Closing Date shall be made ratably by the Lenders in proportion to their respective Term A Loan Commitments. Each Term A Loan shall be denominated in Dollars.

    (b) Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (each, a "Term B Loan") to the Borrower (i) on the Closing Date in an amount not to exceed the Term B Loan Commitment of such Lender then in effect and (ii) on the effective date of a New Lender Joinder Agreement in an amount not to exceed the Term B Loan Commitment of the New Lender party thereto. The Term B Loans to be made on the Closing Date shall be made ratably by the Lenders in proportion to their respective Term B Loan Commitments. Each Term B Loan shall be denominated in Dollars.

    (c) The Term Loans may from time to time be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and set forth in a notice to the Administrative Agent in accordance with Section 2.8 and Section 2.10; provided that Term Loans made on the Closing Date must be Alternate Base Rate Loans.

    2.7  Term Notes; Repayment of Term Loans.

    (a)  Term A Loans.  The Term A Loan made by each Lender shall be evidenced by loan accounts maintained by such Lender or, upon the request of such Lender made through the Administrative Agent, a promissory note of the Borrower, substantially in the form of Exhibit A-2A (a "Term A Note") in each case, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and in a principal amount equal to the aggregate unpaid principal amount of the Term A Loan made by such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Term A Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, in its loan accounts or on the schedule annexed to and constituting a part of its Term A Note, as applicable, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. Each Term A Note shall be dated the Closing Date (or, with respect to any New Lender making a Term A Loan, the effective date of the applicable New Lender Joinder Agreement) and shall provide for the repayment of principal as provided in this Section 2.7 and the payment of interest in accordance with Section 2.12. The Borrower shall repay each Term A Loan in installments on the dates set forth below, each of which installments shall be in an amount equal to the product of (i) the percentage set forth below opposite each such date and (ii) the original principal amount of such Term A Loan:

Date	Percentage
September 30, 2002	2.5%
December 31, 2002	2.5%
June 30, 2003	5%
December 31, 2003	5%
June 30, 2004	8.75%
December 31, 2004	8.75%
June 30, 2005	12.5%
December 31, 2005	12.5%
June 30, 2006	21.25%
Term A Maturity Date	21.25%

    (b)  Term B Loans.  The Term B Loan made by each Lender shall be evidenced by loan accounts maintained by such Lender or, upon the request of such Lender made through the Administrative Agent, a promissory note of the Borrower, substantially in the form of Exhibit A-2B (a "Term B Note") in each case, with appropriate insertions therein as to payee, date and principal amount, payable to the order of such Lender and in a principal amount equal to the aggregate unpaid principal amount of the Term B Loan made by such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Term B Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, in its loan accounts or on the schedule annexed to and constituting a part of its Term B Note, as applicable, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. Each Term B Note shall be dated the Closing Date (or, with respect to any New Lender making a Term B Loan, the effective date of the applicable New Lender Joinder Agreement) and shall provide for the repayment of principal as provided in this Section 2.7 and the payment of interest in accordance with Section  2.12. The Borrower shall repay each Term B Loan in installments on the dates set forth below, each of which installments shall be in an amount equal to the product of (i) the percentage set forth below opposite each such date and (ii) the original principal amount of such Term B Loan:

Date	Percentage
June 30, 2001	0.5%
December 31, 2001	0.5%
June 30, 2002	0.5%
December 31, 2002	0.5%
June 30, 2003	0.5%
December 31, 2003	0.5%
June 30, 2004	0.5%
December 31, 2004	0.5%
June 30, 2005	0.5%
December 31, 2005	0.5%
June 30, 2006	0.5%
December 30, 2006	0.5%
Term B Maturity Date	94%

    2.8  Procedures for Term Loan Borrowing.  The Borrower may borrow under the Term A Loan Commitments and the Term B Loan Commitments on the Closing Date; provided, that the Borrower shall give the Administrative Agent a Notice of Borrowing (which notice must be received by the

Administrative Agent prior to 10:00 a.m., California time, (a) three Business Days prior to the Borrowing Date, if all or any portion of the requested Term Loans are to be Eurodollar Loans initially, and otherwise (b) on the Borrowing Date) requesting that the Lenders make Term A Loans and Term B Loans to the Borrower. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Not later than 11:00 a.m., California time, on the Closing Date, each Lender shall make available to the Administrative Agent, at the Administrative Agent's office specified in Section 9.2, the amount of such Lender's pro rata share of the required Term A Loans and Term B Loans, as applicable, in immediately available funds. The Administrative Agent shall make available on the Closing Date, in the manner specified by the Borrower in such Notice of Borrowing, the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

    2.9  Optional and Mandatory Prepayments.  (a) Subject to Section 2.19, the Borrower may, at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least five Business Days' irrevocable written notice to the Administrative Agent, specifying the date, amount and Applicable Currency of prepayment and (i) whether the prepayment is of Term Loans or Revolving Loans and (ii) whether the prepayment is of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.19, accrued interest to such date on the amount prepaid and any outstanding fees and expenses then due and owing. Partial prepayments of the Revolving Loans shall be applied to the Revolving Loans but shall not reduce the Revolving Credit Commitments unless the Borrower so specifies in its written notice to the Administrative Agent in which case the Revolving Credit Commitments shall be reduced in the manner set forth in Section 2.5. Partial prepayments of the Term Loans shall be applied pro rata to all scheduled installments of principal of the Term A Loans and the Term B Loans. Amounts prepaid on account of the Term Loans or to reduce the Revolving Credit Commitments may not be reborrowed. Partial prepayments shall be in an aggregate principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $100,000 in excess thereof.

    (b) If the aggregate amount of Net Disposition Proceeds received since the Closing Date exceeds $7,500,000, the Borrower shall, within ten days after receipt thereof, (x) pay to the Administrative Agent 100% of such Net Disposition Proceeds to the extent of such excess and (y) deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculation of such Net Disposition Proceeds; provided that the Borrower, by written notice to the Administrative Agent delivered within such ten days, may elect to defer applying up to the Dollar Equivalent of an additional $50,000,000 of such Net Disposition Proceeds if and only if (i) concurrent with such notice, such deferred proceeds are applied to repay the Revolving Loans (with a concomitant temporary reduction in the Revolving Credit Commitments), and (ii) within 270 days after receipt by the Administrative Agent of such deferred proceeds, the Borrower shall obtain Revolving Loans for purposes of acquiring assets which are, in the ordinary course, used and useful in the operation of the business of the Borrower and its Subsidiaries permitted under Section 6.13 ("Replacement Assets") (it being understood that (A) upon expiration of such 270-day period, any portion of such deferred proceeds that has not been utilized as a Revolving Loan to acquire such Replacement Assets shall be applied to the payment of the Obligations in accordance with the next succeeding sentence and the Lenders shall be deemed to have made Revolving Loans the proceeds of which shall be used to effect such application, (B) upon each disbursement of such deferred proceeds as a Revolving Loan for purposes of acquiring Replacement Assets or to pay the Obligations, the Revolving Credit Commitments shall (except as provided in the next sentence) be restored by the amount of such disbursement or application and (C) if any Default shall occur during such 270-day period, the Administrative Agent may, in its discretion, and shall, if directed by the Required Lenders, apply such deferred proceeds as a mandatory prepayment in accordance with the next sentence and the Borrower shall be deemed to have requested Revolving Loans in an amount equal to such deferred proceeds (as such amount may have been reduced hereunder) and, in the case of any mandatory prepayment, such Revolving Loans shall be made regardless of the failure of the Borrower to satisfy the conditions set forth in Section 4.2). Any Net Disposition Proceeds shall be applied first, pro rata to all scheduled payments of principal of the Term Loans, second, if the Term Loans have been repaid in full, to the Swingline Loans (with a concomitant reduction in the Revolving Credit Commitments), third, if the Swingline Loans have been repaid in full, to the Revolving Loans (with a concomitant reduction in the Revolving Credit Commitments), fourth, if the Revolving Loans have been paid in full, to the payment of any other Obligations then due and payable, and fifth, to the extent of any remaining proceeds, to the Administrative Agent to be held as cash collateral for any other Obligations (including, without limitation, Obligations with respect to outstanding Letters of Credit).

    (c) If the aggregate amount of Net Insurance Proceeds received since the Closing Date exceeds $7,500,000, the Borrower shall, within ten days after receipt thereof, (x) pay to the Administrative Agent 100% of such Net Insurance Proceeds to the extent of such excess, for application in the manner set forth in the next sentence and (y) deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculation of such Net Insurance Proceeds; provided that the Borrower, by written notice to the Administrative Agent delivered within such ten day period, may elect to defer applying Net Insurance Proceeds aggregating up to an additional $50,000,000 in such manner if and only if (i) concurrent with such notice such deferred proceeds are applied to repay the Revolving Loans (with a concomitant temporary reduction in the Revolving Credit Commitments), and (ii) within 270 days after receipt by the Administrative Agent of such deferred proceeds, the Borrower shall obtain Revolving Loans for purposes of acquiring Replacement Assets (it being understood that (A) upon expiration of such 270-day period, any portion of such deferred proceeds that has not been utilized by the Borrower as a Revolving Loan to acquire such Replacement Assets shall be applied to the payment of the Obligations in accordance with the next succeeding sentence and the Lenders shall be deemed to have made Revolving Loans the proceeds of which shall be used to effect such application, (B) upon each disbursement of such deferred proceeds as a Revolving Loan for purposes of acquiring Replacement Assets or paying such Obligations, the Revolving Credit Commitments shall (except as provided in the next sentence) be restored by the amount of such disbursement or application and (C) if any Default shall occur during such 270-day period, the Administrative Agent may, in its discretion, and shall, if directed by the Required Lenders, apply such deferred proceeds as a mandatory prepayment in accordance with the next sentence and the Borrower shall be deemed to have requested Revolving Loans in an amount equal to such deferred proceeds (as such amount may have been reduced hereunder) and, in the case of any mandatory prepayment, such Revolving Loans shall be made regardless of the failure of the Borrower to satisfy the conditions set forth in Section 4.2). Any Net Insurance Proceeds shall be applied first, pro rata to all scheduled payments of principal of the Term Loan, second, if the Term Loans have been repaid in full, to the Swingline Loans (with a concomitant reduction in the Revolving Credit Commitments), third, if the Swingline Loans have been repaid in full, to the Revolving Loans (with a concomitant reduction in the Revolving Credit Commitments), fourth, if the Revolving Loans have been paid in full, to the payment of any other Obligations then due and payable, and fifth, to the extent of any remaining proceeds, to the Administrative Agent to be held as cash collateral for any other Obligations (including, without limitation, Obligations with respect to outstanding Letters of Credit).

    (d) If, (A) (i) the sum of (x) the aggregate principal Dollar Equivalent of all outstanding Revolving Loans and Swingline Loans, (y) the aggregate Stated Amount of the Letters of Credit then outstanding and (z) any amounts drawn under any Letters of Credit (including interest thereon computed in accordance with Section 2.22(g)) for which the Issuer has not been reimbursed exceeds (ii) the then aggregate amount of the Revolving Credit Commitments, or (B) the Loans denominated in Approved Offshore Currencies at such time exceed the Approved Offshore Currency Sublimit at such time, then, in either case, the Borrower shall prepay an aggregate principal amount of the Revolving Loans and, in the case of clause (A) above only, deliver cash collateral for the Stated Amount of the Letters of Credit outstanding and any amount drawn under the Letter of Credit for which the Issuer has not been reimbursed, in an aggregate Equivalent Amount equal to such excess described in clause (A) or (B) above, as the case may be, so as to eliminate such excess.

    (e) If at any time the aggregate outstanding principal amount of the Swingline Loans exceeds the Swingline Loan Limit, the Borrower shall prepay Swingline Loans in an aggregate principal amount equal to such excess.

    (f)  Each prepayment of the Loans pursuant to this Section 2.9 shall be accompanied by payment in full of all accrued interest thereon, to but excluding the date of such prepayment, together with any additional amounts owing pursuant to Section 2.19 and any outstanding fees and expenses then due and owing.

    2.10  Conversion and Continuation Options.  (a) The Borrower may, upon irrevocable written notice to the Administrative Agent in accordance with this Section 2.10, (i) elect, as of any Business Day, in the case of Alternate Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Type of Loans, to convert any such Loans (or any part thereof in an amount not less than the Dollar Equivalent of $1,000,000, or that is an integral multiple of the Dollar Equivalent of $500,000 in excess thereof) into Loans of any other Type; or (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than the Dollar Equivalent of $1,000,000, or that is in an integral multiple of the Dollar Equivalent of $500,000 in excess thereof or, in the case of Loans denominated in the euro, 1,000,000 units of the euro in an Equivalent Amount of not less than $1,000,000 and multiples of 500,000 units of the euro in excess of the initial 1,000,000 units of the euro).

    (b) The Borrower shall deliver a written notice, substantially in the form of Exhibit C (a "Notice of Conversion/Continuation") to be received by the Administrative Agent not later than 10:00 a.m. (California time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Eurodollar Loans; (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Alternate Base Rate Loans; and (iii) five business Days in advance of the Conversion/ Continuation Date, if the Loans are to be continued as Loans denominated by an Approved Offshore Currency.

    (c) If upon the expiration of any Interest Period applicable to Eurodollar Loans made to the Borrower, the Borrower has failed to select timely a new Interest Period to be applicable to such Loans, the Borrower shall be deemed to have elected to continue such Eurodollar Loans for an Interest Period of three months; provided that if upon the expiration of any Interest Period applicable to Eurodollar Loans made to the Borrower, any Default exists, the Borrower shall be deemed to have elected to convert such Eurodollar Loans into Alternate Base Rate Loans effective as of the expiration date of such Interest Period. If the Borrower has failed to select a new Interest Period to be applicable to Loans denominated in Approved Offshore Currencies made to Borrower prior to the fifth Business Day in advance of the expiration date of the current Interest Period applicable thereto as provided in this Section 2.10, the Borrower shall be deemed to have elected to continue such Loans on the last day of the current Interest Period for a period of one month.

    Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted or continued as provided herein; provided that (i) no Loan may be converted into, or continued as, a Eurodollar Loan when any Default has occurred and is continuing and (ii) no Loan may be converted into, or continued as, a Eurodollar Loan after the date that is one month prior to the Revolving Credit Commitment Termination Date (in the case of Revolving Loans), the Term A Maturity Date (in the case of Term A Loans) and the Term B Maturity Date (in the case of Term B Loans).

    2.11  Maximum Number of Tranches.  There shall never be more than twelve Tranches at any one time outstanding.

    2.12  Interest Rates and Payment Dates.  (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for the first day of such Interest Period (subject to daily adjustments, if any, required by changes in the Eurocurrency Reserve Percentage) plus the Applicable Margin.

    (b) Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

    (c) If an Event of Default has occurred and is continuing, the Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section (assuming that, for purposes of calculating such rate, the Total Leverage Ratio shall be deemed to be in excess of 4.00 to 1.00) plus 2% from the date of occurrence of such Event of Default until the date such Event of Default is cured or waived (after as well as before judgment). In addition, should any interest on such Loans or any commitment fee or other amount (other than principal) payable hereunder not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (to the extent permitted by law in the case of interest on interest) at a rate per annum which is the rate described in Section 2.12(b) plus 2%, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

    (d) Interest shall be payable in arrears on each Interest Payment Date; provided that (i) interest accruing pursuant to Section 2.12(c) shall be payable from time to time on demand and (ii) to the extent that the Swingline Lender shall fail to make a prior demand for payment, interest on the Swingline Loans shall be paid on the date on which such Swingline Loan is, or is required to be, repaid.

    2.13  Computation of Interest and Fees; Other Payments.  (a) Alternate Base Rate interest shall be calculated on the basis of a 365/366-day year and all fees and Eurodollar Rate interest shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on Loans denominated in any Applicable Currency shall be paid in the currency of such Loan. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

    (b) All payments to be made by the Borrower shall be made without setoff, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent's Lending Office specified in Section 9.2, and, with respect to principal of, interest on, and any other amounts relating to, any Loan denominated in any Approved Offshore Currency, shall be made in the Approved Offshore Currency in which such Loan is denominated or payable, and, with respect to all other amounts payable hereunder, shall be made in Dollars. Such payments shall be made in like funds received, and (i) in the case of Approved Offshore Currency payments, no later than such time on the dates specified herein as may be determined by the Administrative Agent to be necessary for such payment to be credited on such date in accordance with normal banking procedures in the place of payment, and (ii) in the case of any Dollar payments, no later than 10:00 a.m. (California time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as expressly provided herein) of such principal, interest, fees or other amounts, in like funds as received. Any payment which is received by the Administrative Agent later than 10:00 a.m. (California time), or later than the time specified by the Administrative Agent as provided in clause (i) above (in the case of Approved Offshore Currency payments), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until the following Business Day.

    (c) The Administrative Agent shall not be liable to any party to this Agreement in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount denominated in the euro, except for any gross negligence or willful misconduct on the part of the Administrative Agent.

    2.14  Inability to Determine Interest Rate.  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate applicable for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans, as the case may be, hereunder shall be suspended until the Administrative Agent, upon the instruction of the Required Lenders, revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Borrower does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Alternate Base Rate Loans instead of Eurodollar Loans, as the case may be. In the case of Eurodollar Loans denominated in an Approved Offshore Currency, the Borrowing or continuation shall be in an aggregate amount equal to the Equivalent Amount of the originally requested Borrowing or continuation in such Approved Offshore Currency, and to that end any such outstanding Eurodollar Loans which are the subject of any continuation shall be redenominated and converted into Alternate Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Loans.

    2.15  Pro Rata Treatment and Payments; Funding Reliance.  (a) Each borrowing by the Borrower from the Lenders hereunder (other than a borrowing of a Swingline Loan), each payment by the Borrower on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Commitments, Term A Loan Commitments or Term B Loan Commitments, as applicable, of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans (other than the Swingline Loans) or any Letter of Credit shall (except as may be required as a result of Section 2.16) be made pro rata according to the respective Revolving Credit Commitment Percentages, Term A Loan Commitment Percentages or Term B Loan Commitment Percentages, as applicable. Each prepayment of the Term Loans shall be made pro rata among the Term A and the Term B Loans according to their respective outstanding principal amounts. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Swingline Loans shall be paid to the Swingline Lender. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, or on account of any Letter of Credit, shall be made without setoff or counterclaim and shall be made prior to 10:00 a.m., California time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in Section 9.2, in the Applicable Currency pursuant to Section 1.3(b) and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

    (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make available to the Administrative Agent the amount that would constitute its applicable Revolving Credit Commitment Percentage, Term A Loan Commitment Percentage or Term B Loan Commitment Percentage, as applicable, of such borrowing, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate or, in the case of a payment in an Approved Offshore Currency, the Overnight Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender's applicable Revolving Credit Commitment Percentage, Term A Loan Commitment Percentage or Term B Loan Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loans hereunder, on demand, from the Borrower.

    (c) Unless the Administrative Agent receives notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full as and when required, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower has not made such payment in full to the Administrative Agent, each Lender shall repay the Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate or, in the case of a payment in an Approved Offshore Currency, the Overnight Rate, for each day from the date such amount is distributed to such Lender until the date repaid.

    2.16  Illegality.  (a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, in each case after the date hereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.

    2.17  Requirements of Law.  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

       (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.18, net income taxes and franchise taxes (imposed in lieu of net income taxes) excluded from coverage by Section 2.18 and changes in the rate of tax on the overall net income of such Lender);

      (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender, including Eurodollar Reserves; or

      (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower, shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

    (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation would have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

    2.18  Taxes.  (a) So long as the applicable Lender complies with the requirements of paragraph (b) of this Section, all payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental

Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The covenants in this Section shall survive the termination of this Agreement and the payment of the Notes and payment of the Obligations hereunder.

    (b) Each Lender shall:

       (i) deliver to the Borrower and the Administrative Agent (A) in the case of a Lender that is not organized under the laws of the United States or any State thereof, either (x) two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, if such Lender is entitled to claim exemption from withholding of U.S. Federal income tax on the basis that such Lender is eligible for the benefits of an income tax treaty or that such Lender's income received hereunder is effectively connected with its conduct of a U.S. trade or business or, (y) if such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or Section 881(c) of the Code with respect to payments of "portfolio interest," a Form W-8BEN, or any subsequent versions thereof or successors thereto together with a certificate executed by such Lender representing that (1) such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), claiming complete exemption from U.S. Federal withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents and (2) that the Lender has received in replacement of any Note held by or assigned to it, a QFL Note in accordance with this Section 2.18, and (B) in the case of any other Lender, an Internal Revenue Service Form W-8 or W-9, as applicable, or successor applicable form, as the case may be;

      (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

      (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

  unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Such Lender shall certify (i) in the case of a Form W-8BEN or W-8ECI, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section; provided that, in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

    (c) Any Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and satisfies the requirements of Section 2.18(b)(i)(A)(y) (a "Qualified Foreign Lender") shall upon receipt of the written request of the Administrative Agent or the Borrower and may, upon its own written request to the Administrative Agent, exchange any Note held by or assigned to it for a qualified foreign lender Note (a "QFL Note"). A QFL Note shall be in the form of the Note, but shall contain the following legend, "This Note is a QFL Note, and as such, ownership of the obligation represented by such QFL Note may be transferred only in accordance with Section 2.18 of the Credit Agreement." Any QFL Note issued in replacement of any existing Note pursuant to this Section shall be (i) dated the Closing Date, (ii) issued in the name of the entity in whose name such existing Note was issued and (iii) issued in the same principal amount as such existing Note. Any Note replaced pursuant to this Section is sometimes referred to herein as a "Replaced Note."

    (d) The Borrower agrees that, upon the request of or delivery of a request to a Qualified Foreign Lender pursuant to paragraph (c) of this Section, it shall execute and deliver a QFL Note to the Administrative Agent in replacement of the Replaced Note surrendered in connection with such request conforming to the requirements of this paragraph. Each Qualified Foreign Lender shall surrender its Note in connection with any replacement pursuant to this Section 2.18. Upon receipt by the Administrative Agent, in connection with any replacement, of a QFL Note and the existing Note to be replaced by such QFL Note in accordance with this paragraph, the Administrative Agent shall forward the QFL Note to the Lender which has surrendered its Note for replacement by such QFL Note and shall forward the surrendered Note to the Company marked "canceled." Once issued, QFL Notes (i) shall be deemed to be and shall be "Notes" for all purposes under the Loan Documents, (ii) may not be exchanged for Notes which are not QFL Notes, notwithstanding anything to the contrary in the Loan Documents and (iii) shall at all times thereafter be QFL Notes, including, without limitation, following any transfer or assignment thereof.

    (e) Notwithstanding anything to the contrary in the Loan Documents, the QFL Notes are registered obligations as to both principal and interest with the Borrower and transfer of the obligations underlying such QFL Note may be effected only by surrender of the QFL Note to the Borrower and either reissuance by the Borrower of such QFL Note to the transferee or issuance by the Borrower of a new QFL Note to the transferee. A QFL Note shall only evidence the Lender's or an assignee's right, title and interest in and to the related obligation, and in no event is a QFL Note to be considered a bearer instrument or obligation. This Section 2.18 shall be construed so that the obligations underlying the QFL Notes are at all times maintained in "registered form" within the meaning of Sections 871(h)(2) and 881(c)(3) of the Code.

    2.19  Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any

Eurodollar Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof or (d) the making of a prepayment or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto including, without limitation, in each case, any such loss or expense arising from the redeployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

    2.20  Discretion of Lender as to Manner of Funding.  Notwithstanding any other provisions of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood that for the purposes of this Agreement all determinations hereunder shall be made assuming each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits of Dollars in the eurocurrency interbank market having a maturity corresponding to each Loan's Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

    2.21  Replacement Lender.  If any Lender (an "Affected Lender"), seeks payment or indemnification from the Borrower pursuant to Section 2.17 or Section 2.18(a) (without prejudice to any amounts then due to such Lender under such Sections) that are not applicable to all Lenders then the Borrower may designate another Lender or another bank or financial institution reasonably acceptable to the Administrative Agent (a "Replacement Lender") to assume, in accordance with Section 9.6, all (but not less than all) the Commitments, Loans and other rights and obligations of such Affected Lender hereunder, in each case, on a date mutually acceptable to the Replacement Lender, the Affected Lender, the Borrower and the Administrative Agent, without recourse upon, warranty by, or expense to, such Affected Lender or the Administrative Agent, for a purchase price equal to the outstanding principal amount of the Loans of such Affected Lender plus all interest accrued thereon and all other amounts owing to such Affected Lender hereunder, and, upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed a "Lender" for purposes of this Agreement and the other Loan Documents and such Affected Lender shall cease to be a "Lender" for such purposes and shall no longer have any obligations hereunder.

    2.22  Letters of Credit.  (a) Subject to the terms and conditions hereof, and in reliance on the agreements set forth in clauses (f) and (h) hereof, from time to time, on any Business Day, the Issuer agrees to issue Letters of Credit for the account of the Borrower in such form as may be approved from time to time by the Issuer; provided that (i) the sum of the aggregate face amount of all Letters of Credit outstanding and the aggregate amount drawn under all Letters of Credit for which the Issuer has not been reimbursed at any time shall not exceed $25,000,000 and (ii) the sum of the aggregate Dollar Equivalent of the outstanding principal amount of the Revolving Loans and Swingline Loans, the aggregate Stated Amount of all Letters of Credit outstanding and the aggregate amount drawn under all Letters of Credit for which the Issuer has not been reimbursed shall not, at any time, exceed the Revolving Credit Commitments (as reduced from time to time pursuant to Section 2.5 and Section 2.9).

    (b) Each Letter of Credit (i) shall be opened pursuant to a written request from the Borrower on the Issuer's then current form of application for letter of credit which application shall be completed to the satisfaction of the Issuer and shall be delivered to the Issuer (with a copy to the Administrative Agent) together with such other certificates, documents and other instruments and information as the Issuer may reasonably request, (ii) shall be denominated in Dollars and (iii) shall expire on the Expiry Date. Unless otherwise expressly agreed by the Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and

Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit. The Issuer shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuer or any Lender to exceed any limits imposed by an applicable Requirement of Law.

    (c) The Borrower may request that a Letter of Credit be amended by delivering a notice to that effect to the Issuer. Each such request shall specify in form and detail satisfactory to the Issuer (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuer may require. The Issuer shall be under no obligation to amend any Letter of Credit if (x) the Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (y) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

    (d) Promptly after receipt of any application for the issuance or amendment of a Letter of Credit, the Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such application from the Borrower and, if not, the Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuer's usual and customary business practices.

    (e) If the Borrower so requests in any applicable application for Letter of Credit, the Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Evergreen Letter of Credit"); provided that any such Evergreen Letter of Credit must permit the Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuer, the Borrower shall not be required to make a specific request to the Issuer for any such renewal. Once an Evergreen Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Revolving Credit Commitment Termination Date; provided, however, that the Issuer shall not permit any such renewal if (i) the Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (ii) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (A) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied. Notwithstanding anything to the contrary contained herein, unless otherwise agreed in writing by the Issuer, the Issuer shall have no obligation to permit the renewal of any Evergreen Letter of Credit at any time.

    (f)  The Issuer agrees to allot and does allot, to itself and each Lender and, to induce the Issuer to issue each Letter of Credit, each Lender severally and irrevocably agrees to take and does hereby take for its own account and risk an undivided participating interest in a percentage equal to such Lender's Revolving Credit Commitment Percentage of the Obligations in respect of the Letters of Credit.

    (g) The Borrower agrees (i) to reimburse the Issuer forthwith upon its demand for any payment made by the Issuer under a Letter of Credit and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) prior to the date which is one Business Day after the day on which reimbursement from the Borrower for such payment is due, the rate which would then be payable on any outstanding Alternate Base Rate Loans which are not overdue and (B) thereafter, the rate which would then be payable on any outstanding Alternate Base Rate Loans which are overdue. In addition to the foregoing, the Borrower shall reimburse the Issuer for any taxes, fees, charges or other costs or expenses incurred by the Issuer in connection with such payment. All payments hereunder shall be made to the Issuer at its address for notices specified herein in the Applicable Currency in immediately available funds.

    (h) In the event that the Issuer makes a payment under a Letter of Credit and is not reimbursed in full therefor forthwith, upon demand of the Issuer referred to in Section 2.22(g), the Issuer shall promptly notify the Administrative Agent, which in turn shall make demand for any such amount for which the Issuer has not received reimbursement upon each Lender. Each Lender unconditionally and irrevocably agrees that forthwith upon its receipt of any such demand for reimbursement, such Lender shall transfer to the Issuer, in immediately available funds, an amount equal to such Lender's pro rata share of the unreimbursed portion of such payment; provided that, if such demand is made prior to 12:00 noon, New York City time, on a Business Day, such Lender shall make such payment to the Issuer prior to the end of such Business Day and otherwise such Lender shall make such payment on the next succeeding Business Day. Whenever, at any time after the Issuer has made a payment under a Letter of Credit and has received from any Lender such Lender's pro rata share of the unreimbursed portion of such payment, the Issuer receives any reimbursement on account of such unreimbursed portion or any payment of interest on account thereof, the Issuer shall distribute to such Lender its pro rata share thereof; provided that in the event that the receipt by the Issuer of such reimbursement or such payment of interest (as the case may be) is required to be returned, such Lender will return to the Issuer any portion thereof previously distributed by the Issuer to such Lender.

    (i)  Upon the occurrence and during the continuation of any Event of Default under Section 7.1(f) or, with notice from the Administrative Agent, upon the occurrence of any other Event of Default that is continuing (x) an amount equal to the outstanding Letters of Credit shall, without demand upon or other notice to the Borrower, be deemed to have been paid or disbursed by the Issuer upon such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and (y) without further notice in the case of an Event of Default under Section 7.1(f) or, in the case of any other Event of Default that has occurred and is continuing, upon notice by the Administrative Agent to the Borrower of its Obligations hereunder, the Borrower shall be immediately obligated to reimburse the Issuer for the amount deemed to have been paid or disbursed by the Issuer. Any amount so payable by the Borrower shall be deposited by the Borrower in cash with the Administrative Agent and held as collateral security for the Obligations in connection with any Letter of Credit issued by the Issuer. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuer and the Lenders, a security interest in such cash collateral to secure all Obligations of the Borrower under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payments of drafts drawn under any Letter of Credit, and the unused portion thereof after all Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been fully satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower. The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuer, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the security interest in such cash collateral account.

    (j)  The Borrower shall pay to the Administrative Agent for the pro rata account of the Lenders (based on their respective Revolving Commitment Percentages) in respect of each Letter of Credit a per annum fee in an amount equal to the Applicable Margin then in effect for Eurodollar Loans (calculated on the basis of the actual number of days elapsed over a 360-day year) multiplied by the Stated Amount of the Letter of Credit, such fee to be payable quarterly in arrears on each Interest Payment Date for each quarter prior to the Expiry Date.

    (k) The Borrower agrees to pay to the Issuer, for its own account, for services rendered by the Issuer, a fee in the amount and at the times referred to in the Fee Letter. The Borrower shall also pay or reimburse the Issuer for such normal and customary costs and expenses as are incurred or charged by the Issuer on issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

    (l)  The Reimbursement Obligations of the Borrower with respect to each Letter of Credit related thereto shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following: (i) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Issuer, any Lender or any other Person, whether in connection with this Agreement or the transactions contemplated herein, or any unrelated transaction; (ii) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuer under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit or any other circumstances or happening whatsoever, whether or not similar to any of the foregoing (provided that such payment by the Issuer or such circumstance or happening does not constitute gross negligence or willful misconduct of the Issuer).

    (m) Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither the Issuer nor any of the respective Affiliates, correspondents, participants or assignees of the Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or application for the issuance or amendment of a Letter of Credit. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither the Issuer nor any of the respective Affiliates, correspondents, participants or assignees of the Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of this Section 2.22(m); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuer, and the Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuer's willful misconduct or gross negligence or the Issuer's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the

Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

    (n) To the extent that any provisions of any application for the opening of a Letter of Credit or amendment to a Letter of Credit are inconsistent with the provisions of this Section 2.22, the provisions in this Section shall apply.

    2.23  Swingline Loans to Borrower.  (a) Subject to the terms and conditions hereof and provided that the Borrower shall have satisfied (or the Administrative Agent and the Lenders shall have waived) all the conditions under Section 4.1 and/or Section 4.2, as applicable, the Swingline Lender, in its sole discretion, may make loans (the "Swingline Loans") to the Borrower, from time to time during the Swingline Loan Period, up to an aggregate principal amount at any one time outstanding (the "Swingline Loan Limit") of $10,000,000, as such amount may be reduced pursuant to Section 2.23(f); provided that (i) solely for purposes of determining whether the Borrower shall have satisfied the conditions under Section 4.2, the Swingline Lender may rely upon the deemed representation contained therein unless the Swingline Lender shall have had actual knowledge or shall have received written notice from the Administrative Agent or any other Lender that the Borrower has not satisfied such conditions; and (ii) the aggregate principal Dollar Equivalent of the sum of (A) all outstanding Revolving Loans and Swingline Loans, (B) the aggregate Stated Amount of the Letters of Credit then outstanding and (C) any amounts drawn under any Letters of Credit (including interest thereon computed in accordance with Section 2.22(g)) for which the Issuer has not been reimbursed shall not exceed the aggregate amount of the Revolving Credit Commitments, as such Revolving Credit Commitments may be reduced from time to time pursuant to this Agreement. The Swingline Lender shall have no duty to make or to continue to make Swingline Loans. All Swingline Loans shall be payable on demand with accrued interest thereon in accordance with Section 2.23(c) and shall otherwise be subject to all the terms and conditions applicable to Revolving Loans, except that (x) Swingline Loans shall have a minimum borrowing amount of $250,000, (y) Swingline Loans may only be made as Alternate Base Rate Loans and shall bear interest at a rate equal to the Alternate Base Rate plus the then Applicable Margin and (z) all interest on the Swingline Loans made by the Swingline Lender shall be payable to the Swingline Lender solely for its own account (except to the extent the other Lenders shall have funded their participations in the Swingline Loans in accordance with the last sentence of Section 2.23(c), in which case such interest shall be payable to the Swingline Lender for the account of such other Lenders). All Swingline Loans shall be denominated in Dollars. Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender's Revolving Credit Commitment Percentage times the amount of such Swingline Loan.

    (b) Subject to Section 2.23(a), the Borrower may borrow Swingline Loans up to the Swingline Limit during the Swingline Loan Period on any Business Day pursuant to standing instructions related to Borrower's cash management program which instructions have previously been delivered to the Swingline Lender, and the Swingline Lender may provide such funds to the Borrower.

    (c) The Borrower shall repay the outstanding Swingline Loans owing to the Swingline Lender upon demand by the Swingline Lender and on the Swingline Loan Termination Date. In the event that the Borrower fails to repay any Swingline Loans, together with interest thereon, as set forth in the first sentence of this clause (c), upon the request of the Swingline Lender, each Lender shall make Revolving Loans for the account of the Borrower (irrespective of the satisfaction of the conditions in Section 4.2 or the requirement to deliver a Notice of Borrowing under Section 2.3, which conditions and requirement each such Lender irrevocably waives, and irrespective of the occurrence or existence of an Event of Default) in an amount equal to such Lender's Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans then outstanding (which amount shall be net of that portion of such Swingline Loan that is owing to such Lender in its capacity as Swingline Lender), after giving effect to any prepayments and repayments made by the Borrower, and the Borrower hereby absolutely and irrevocably authorizes the Administrative Agent to apply the proceeds of such Revolving Loans to the repayment of such Swingline Loans. Upon any such request and the making of such Revolving Loans, the Swingline Loan Limit, without further action or notice shall be reduced to zero. If, as a result of events or proceedings of a nature referred to in Section 7.1(f), no such Revolving Loans can be made or the Swingline Lender shall otherwise be precluded from exercising its rights provided above under this Section 2.23(c), each Lender shall fund its participation in the Swingline Loans by paying to the Administrative Agent for the account of the Swingline Lender an amount equal to the product of (i) the outstanding Swingline Loans multiplied by (ii) such Lender's Revolving Credit Commitment Percentage (determined without giving effect to any termination of the Revolving Credit Commitments pursuant to Section 7.1 or otherwise).

    (d) The Swingline Lender shall notify the Administrative Agent (i) on the first Business Day of each calendar month of the aggregate amount outstanding (including principal and accrued interest) at the end of the last day of the prior calendar month and (ii) upon the funding of any Swingline Loan not later than 5:00 p.m., New York City time, on any Business Day of the aggregate amount outstanding (including principal and accrued interest) at the end of such Business Day.

    (e) The Swingline Loans made by the Swingline Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-3 (the "Swingline Note") payable to the order of the Swingline Lender and in a principal amount equal to the initial Swingline Loan Limit. The Swingline Lender is hereby authorized to record the date and amount of each Swingline Loan made by such Lender and the date and amount of each payment or prepayment of principal thereof on the schedule annexed to and constituting a part of the Swingline Note and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. The Swingline Note (i) shall be dated the Closing Date, (ii) shall be stated to mature on the Swingline Loan Termination Date and (iii) shall provide for the payment of interest in accordance with Section 2.12.

    (f)  The Borrower shall have the right, upon not less than two Business Days' notice to the Agent and the Swingline Lender, to reduce the amount of the Swingline Loan Limit. Any such reduction (other than a reduction to zero) shall be in an amount equal to $500,000 or a whole multiple thereof and shall reduce permanently the Swingline Loan Limit then in effect; provided, that no such reduction shall be permitted if, after giving effect thereto and to any prepayments of the Swingline Loans made on the effective date thereof, the aggregate principal amount of the Swingline Loans then outstanding would exceed the Swingline Loan Limit then in effect. The Administrative Agent shall promptly notify the Lenders of any notice of reduction or termination received by the Administrative Agent.

    2.24  New Lenders; Expansion Facility.

    (a)  New Lenders.  At any time prior to June 29, 2001, the Borrower may, with the consent of the Administrative Agent, add any financial institution as a Lender hereunder; provided that after giving effect to such addition (a) no Default shall exist and be continuing and (b) the aggregate Revolving Credit Commitments shall not exceed $300,000,000, the aggregate Term A Loan Commitments shall not exceed $150,000,000 and the aggregate Term B Loan Commitments shall not exceed $100,000,000 (such financial institution being a "New Lender"). Each such addition shall be effected by the delivery to the Administrative Agent of a New Lender Joinder Agreement executed by the Borrower, such financial institution and the Administrative Agent. Upon receipt of a duly executed and completed New Lender Joinder Agreement, such financial institution shall become a party hereto as a Lender and the Administrative Agent shall record in the Register the information contemplated by Section 9.6(c) with respect to such financial institution. On the effective date of such New Lender Joinder Agreement, the New Lender shall (i) make a Term A Loan in the amount of such New Lender's Term A Loan

Commitment, (ii) make a Term B Loan in the amount of such New Lender's Term B Loan Commitment and (iii) acquire a part of the Revolving Loans equal to the product of (A) such New Lender's Revolving Credit Commitment Percentage (after giving effect to the change in Revolving Credit Commitment Percentages as a result of all New Lender Joinder Agreements effective as of such day) multiplied by (B) the Dollar Equivalent of the outstanding principal amount of all Revolving Loans. The Administrative Agent shall promptly notify the Lenders of each New Lender Joinder Agreement received by it.

    (b)  Expansion Facility.  On not more than two occasions after June 29, 2001 but prior to the third anniversary of the Closing Date, the Borrower may, by notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders), request an increase in the Revolving Credit Commitments; provided that both at the time of any such request and after giving effect to any such increase (x) no Default shall exist and be continuing and the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.1 and (y) the aggregate Revolving Credit Commitments hereunder shall not exceed the sum (i) of the aggregate Revolving Credit Commitments in effect as of June 29, 2001 plus (ii) $150,000,000. Such notice shall set forth the requested amount of the increase in the Revolving Credit Commitments (which amount, shall be in a minimum amount equal to the Equivalent Amount of $25,000,000 or a whole multiple of the Dollar Equivalent of $1,000,000 in excess thereof and which amount, together with the amount of all previous increases in the Revolving Credit Commitments under this Section 2.24, shall not exceed the Dollar Equivalent of $150,000,000, and shall offer each Lender the opportunity to increase its Revolving Credit Commitment by giving written notice of such offered increase to the Administrative Agent and the Borrower within 10 Business Days after the date of the Borrower's notice; provided, that no existing Lender shall be obligated to subscribe for any portion of such increase. In the event that, on the tenth Business Day after the Borrower shall have delivered a notice pursuant to the first sentence of this paragraph, Lenders shall have provided commitments in an aggregate amount less than the total amount of the increase in the Revolving Credit Commitments requested by the Borrower, the Borrower shall have the right to arrange for one or more Lenders or other financial institutions (any such bank or other financial institution being called an "Additional Lender") to provide a Revolving Credit Commitment in an aggregate amount equal to the unsubscribed amount; provided that each Additional Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and provided further that the Additional Lenders shall be offered the opportunity to provide the Revolving Credit Commitment only on terms previously offered to the existing Lenders pursuant to the immediately preceding sentence. Any such increase in the Revolving Credit Commitments shall be effected pursuant to an amendment (an "Expansion Facility Amendment") executed by the Borrower, each Lender agreeing to increase its Revolving Credit Commitment, if any, each Additional Lender, if any, the Required Lenders and the Administrative Agent. The effectiveness of any Expansion Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.2.

    2.25  Utilization of Commitments in Approved Offshore Currencies.

    (a) The Administrative Agent shall from time to time determine the Dollar Equivalent of Approved Offshore Currency Loans as of the relevant Currency Calculation Date.

    (b) In the case of a proposed Borrowing comprised of Approved Offshore Currency Loans, the Lenders shall be under no obligation to make Loans in the requested Approved Offshore Currency as part of such Borrowing if the Administrative Agent has received notice from any of the Lenders by 5:00 p.m. (California time) five Business Days prior to the requested Borrowing Date that such Lender cannot provide Loans in the requested Approved Offshore Currency, in which event the Administrative Agent shall give notice to the Borrower no later than 10:00 a.m. (California time) on the fourth Business Day prior to the requested Borrowing Date that the Borrowing in the requested Approved Offshore Currency is not then available, and notice thereof also will be given promptly by the

Administrative Agent to the Lenders. If the Administrative Agent shall have so notified the Borrower that any such Borrowing in a requested Approved Offshore Currency is not then available, the Borrower may, by notice to the Administrative Agent not later than 5:00 p.m (California time) four Business Days prior to the requested Borrowing Date, withdraw the Notice of Borrowing relating to such requested Borrowing. If the Borrower withdraws such Notice of Borrowing, the Borrowing requested therein shall not occur and the Administrative Agent will promptly so notify each Lender. If the Borrower does not withdraw such Notice of Borrowing, the Administrative Agent will promptly so notify each Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing that requests a Borrowing comprised of Alternate Base Rate Loans in the Equivalent Amount of the requested Borrowing, and not later than one Business Day prior to the requested Borrowing Date, the Administrative Agent shall notify each Lender of the aggregate amount of such Borrowing in Dollars and such Lender's pro rata share thereof.

    (c) In the case of a proposed continuation of Loans denominated in an Approved Offshore Currency for an additional Interest Period pursuant to Section 2.10, the Lenders shall be under no obligation to continue such Loans if the Administrative Agent has received notice from any of the Lenders by 5:00 p.m. (California time) five Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the relevant Approved Offshore Currency, in which event the Administrative Agent will give notice to the Borrower not later than 10:00 a.m. (California Time) on the fourth Business Day prior to the requested date of such continuation that the continuation of such Loans in the relevant Approved Offshore Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Lenders. If the Administrative Agent shall have so notified the Borrower that any such continuation of such Loans is not then available, any Notice of Continuation/Conversion with respect thereto shall be deemed withdrawn and such Approved Offshore Currency Loans shall be redenominated into Alternate Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Approved Offshore Currency Loans. The Administrative Agent will promptly notify the Borrower and the Lenders of any such redenomination, and not later than one Business Day prior to the last day of such Interest Period, the Administrative Agent shall notify each Lender of the aggregate Equivalent Amount of the redenominated Loans as of the Currency Calculation Date with respect thereto and such Lender's pro rata share thereof.

    (d) Notwithstanding anything herein to the contrary, during the existence of a Default or an Event of Default, upon the request of the Required Lenders, all or any part of any outstanding Loans denominated in an Approved Offshore Currency shall be redenominated and converted into Alternate Base Rate Loans in Dollars with effect from the last day of the Interest Period with respect to any such Loans. The Administrative Agent will promptly notify the Borrower of any such redenomination and conversion request. Except as aforesaid and as provided in Section 2.10, Loans denominated in an Approved Offshore Currency may not be converted into, or continued as, Loans in a different Applicable Currency.

    (e) Subject to Section 2.5, if, on any Currency Calculation Date, the Administrative Agent shall have determined that the aggregate Equivalent Amount in principal amount of (i) the sum of all Revolving Loans and Swingline Loans then outstanding plus the Stated Amount of all Letters of Credit then outstanding plus any amounts drawn under any Letters of Credit (including interest thereon computed in accordance with Section 2.22(g)) for which the Issuer has not been reimbursed exceeds (ii) the combined Revolving Credit Commitments of the Lenders due to a change in applicable rates of exchange between Dollars and Approved Offshore Currencies, then the Administrative Agent shall give notice to the Borrower that a prepayment is required under this Section, and the Borrower agrees thereupon to make prepayments of Revolving Loans and Swingline Loans in an Equivalent Amount equal to such excess.

    (f)  The Administrative Agent may from time to time further modify the terms of, and practices contemplated by, this Agreement with respect to the euro to the extent the Administrative Agent determines, in its reasonable discretion, that such modifications are reasonably necessary or convenient to reflect new laws, regulations, customs or practices developed in connection with the euro. The Administrative Agent, upon notice to the Borrower and the Lenders, may effect such modifications, and this Agreement shall be deemed so amended, without the consent of the Borrower or the Lenders to the extent such modifications are not materially disadvantageous to the Borrower or the Lenders.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

    To induce the Administrative Agent, each Agent, the Issuer and the Lenders to enter into this Agreement, the Issuer to issue the Letter of Credit and the Lenders to make the Loans, the Borrower hereby represents and warrants to each Agent, the Issuer and each Lender that:

    3.1  Financial Condition.  (a) The consolidated balance sheets of the Borrower as of August 31, 1999 and the related statements of operations, stockholders equity and cash flows for the fiscal year ended on such date, reported on by Arthur Andersen copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the financial position of the Borrower and its Subsidiaries as at such date, and the results of its operations and its stockholders equity and cash flows for each of the fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at September 30, 2000 and the related unaudited statements of operations, stockholders equity and cash flows for the nine-month period ended on such date, certified by a Responsible Officer of the Borrower, copies of which have heretofore been furnished to each Lender, are complete and correct in all material respects and present fairly the financial position of the Borrower and its Subsidiaries as at such date, and the results of its operations and its stockholders equity and cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein).

    (b) The pro forma balance sheet of the Borrower (the "Pro Forma Balance Sheet") is the balance sheet of the Borrower as at the Closing Date adjusted to give effect (as if such events had occurred on the Closing Date) (i) to the repayment of the Borrower's existing Indebtedness that is to be repaid on the Closing Date, (ii) to the Loans expected to be made by the Lenders on the Closing Date and (iii) to the VSC Acquisition. The Pro Forma Balance Sheet, together with the notes thereto, presents fairly on a pro forma basis the financial position of the Borrower as at the Closing Date assuming that the events and the assumptions specified in the preceding sentence had actually occurred on such date.

    (c) Except as set forth in Schedule 3.1(c), neither the Borrower nor any of its Subsidiaries has, at the date of the Pro Forma Balance Sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as set forth in Schedule 3.1(c), during the period from September 30, 2000 to and including the date hereof there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower at such date.

    (d) All balance sheets, all statements of operations and stockholders' equity and of cash flows and all other financial information which shall hereafter be furnished by or on behalf of the Borrower to the Administrative Agent or any Lender for the purposes of, or in connection with, this Agreement or any transaction contemplated hereby have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly (subject to normal year-end adjustment in the case of financial statements for any fiscal quarter) the financial condition of the Borrower as at the dates thereof and the results of their operations and their stockholders equity and cash flows for the periods then ended.

    (e) The business forecast of the Borrower and its Subsidiaries, prepared by a Responsible Officer of the Borrower (and presented on a consolidated and, with respect to revenues, on a division by division basis) and set forth in Schedule 3.1(e) have been prepared in good faith and utilizing assumptions that the Borrower, in the exercise of its business judgment, believes to be reasonable. As of the date hereof, the Borrower has no reason to believe such business forecast and projections are materially incorrect or misleading in any material respect.

    3.2  No Change.  Except as set forth in Schedule 3.2, since September 30, 2000 (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) except as permitted by Section 6.7, no dividends or other distributions have been declared, paid or made upon the Capital Stock of the Borrower nor has any of the Capital Stock of the Borrower been redeemed, retired, purchased or otherwise acquired for value by the Borrower.

    3.3  Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law (other than any Requirements of Law relating to environmental matters which are the subject of and addressed by the representations and warranties set forth in Section 3.16) except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

    3.4  Corporate Power; Authorization; Enforceable Obligations.  Each of the Borrower and its Subsidiaries has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The Borrower has appropriate power and authority to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions set forth in this Agreement and in the Notes. Except as set forth in Schedule 3.4, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower or any Subsidiary is a party other than any of the foregoing that, if not obtained, could not reasonably be expected to have a Material Adverse Effect. On the Closing Date, each Lender and the Administrative Agent shall have received complete and current copies of all consents, authorizations and filings listed on Schedule 3.4. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of the Borrower and each Subsidiary. This Agreement constitutes, and each other Loan Document to which the Borrower or any Subsidiary, as the case may be, is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower or such Subsidiary, as the case may be, enforceable against the Borrower or such Subsidiary, as the case may be, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

    3.5  No Legal Bar.  The execution, delivery and performance of the Loan Documents to which the Borrower or any Subsidiary is a party, the borrowings by the Borrower hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or any Subsidiary or the certificate of incorporation, by-laws or other organizational or governing documents of the Borrower or any Subsidiary, and will not accelerate or result in the acceleration of any payment obligations of the Borrower and will not result in, or require, the creation or imposition of any Lien on any of the respective properties or revenues of the Borrower or any Subsidiary pursuant to any such Requirement of Law or Contractual Obligation other than as contemplated by the Security Documents.

    3.6  No Material Litigation.  Except as set forth in Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower or any Subsidiary, threatened by or against the Borrower or any Subsidiary or against any of the respective properties or revenues of the Borrower or any Subsidiary (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

    3.7  No Default.  Neither the Borrower nor any Subsidiary is in default under, or with respect to, any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

    3.8  Ownership of Property; Liens.  Except as set forth in Schedule 3.8, each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property. None of such property is subject to (a) any Lien except as permitted by Section 6.3 or (b) any arrangement or agreement which prohibits the Borrower or any Subsidiary from creating any Lien in favor of the Administrative Agent except as permitted by Section 6.12.

    3.9  Intellectual Property.  Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how, processes, logos and insignia (the "Intellectual Property") necessary for the conduct of its business as currently conducted except for those which the failure to own or license could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does either the Borrower or any such Subsidiary know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

    3.10  Licenses.  All Licenses which are directly or indirectly owned by the Borrower or any of its Subsidiaries are owned, beneficially and of record, by the License Subsidiaries. The Borrower and its Subsidiaries hold all Licenses necessary for the operation of their business. Each such License has been duly issued by the FCC, is held by a License Subsidiary (or, with respect to any Licenses acquired by the Borrower or any Subsidiary after the date hereof will be transferred to a License Subsidiary and the Borrower or such Subsidiary shall have obtained all governmental approvals necessary to effect said transfer within 90 days after the consummation of such acquisition) and is in full force and effect. The Borrower and its Subsidiaries are in compliance in all material respects with all the provisions of each License.

    3.11  Taxes.  Each of the Borrower and its Subsidiaries has filed or caused to be filed all federal and other material tax returns which, to the knowledge of the Borrower and its Subsidiaries, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be); and, except as set forth in Schedule 3.11, no tax Lien has been filed, and, to the knowledge of the Borrower no claim is being asserted, with respect to any such tax, fee or other charge.

    3.12  Federal Regulations.  No part of the proceeds of any Loans and no part of any Letter of Credit will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of the Regulations of the Board of Governors of the Federal Reserve System. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U.

    3.13  ERISA.  Neither the Borrower nor any Subsidiary maintains or contributes to any Plan other than those listed on Schedule 3.13. Except as disclosed in Schedule 3.13, neither the Borrower nor any Subsidiary maintains, contributes to or has any material obligation with respect to, any welfare plan (as defined in Section(3)(1) of ERISA) which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits. Except as disclosed on Schedule 3.13, each Plan has complied and is in compliance in all material respects with the applicable provisions of ERISA and the Code. Neither the Borrower nor any Subsidiary has breached any of the responsibilities, obligations or duties imposed on it by ERISA, the Code, or regulations promulgated thereunder with respect to any Plan, which breach could have a Material Adverse Effect. Neither the Borrower, nor any Subsidiary nor any fiduciary of any Plan who is an officer or an employee of the Borrower or any Subsidiary has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code with respect to a Plan which could have a Material Adverse Effect. With respect to any employee benefit plan (as defined in Section 3(3) of ERISA) currently or formerly maintained or contributed to by any Commonly Controlled Entity, no liability exists and no event has occurred which could subject Borrower or any Subsidiary to any liability. Except as disclosed on Schedule 3.13, neither the Borrower nor any Subsidiary has maintained, contributed to, or had an obligation to contribute to any Multiemployer Plan or any Single Employer Plan, at any time during the six years prior to the date on which this representation is made or deemed made. Except as disclosed on Schedule 3.13, neither the Borrower nor any Subsidiary has any material obligation to make any payment to any employee pursuant to any existing employment contract or arrangement. The Borrower has given to the Administrative Agent copies of all the following: each Single Employer Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the Closing Date and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 (including all schedules thereto) filed in respect of each existing Single Employer Plan; a listing of all the Multiemployer Plans with the aggregate amount of the most recent annual contributions required to be made by the Borrower or any Subsidiary to each such Multiemployer Plan, the most recent information which has been provided to the Borrower or any Subsidiary regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made. Except as disclosed in Schedule 3.13, neither the Borrower nor any Subsidiary has liability, direct or indirect, contingent or otherwise, under Section 4201, 4204 or 4212(c) of ERISA. Neither the Borrower nor any Subsidiary has any outstanding liability in respect of (i) a failure to make a required contribution or payment to a Multiemployer Plan or (ii) a complete or partial withdrawal under Section 4203 or 4205 of ERISA from such a plan. If the Borrower, its Subsidiaries and the Commonly Controlled Entities were to withdraw from all Multiemployer Plans to which any of them is a party, the aggregate withdrawal liability would not exceed $50,000 in the aggregate. No Single Employer Plan of the Borrower or any Commonly Controlled Entity or, to the knowledge of the Borrower, Multiemployer Plan is Insolvent.

    3.14  Holding Company; Investment Company Act; Other Regulations.  Neither the Borrower nor any Subsidiary is a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any Subsidiary is subject to regulation under any Federal or state statute, regulation, decree or order which limits its ability to incur Indebtedness or conditions such ability upon any act, approval or consent of any Governmental Authority.

    3.15  Purpose of Loans.  The proceeds of the Loans shall be utilized (a) to refinance the existing Indebtedness of the Borrower and its Domestic Subsidiaries, (b) to pay transaction fees and expenses incurred in connection with this Agreement, (c) to fund working capital, capital expenditures and other general corporate purposes for the Borrower and its Subsidiaries, (d) to fund the Letters of Credit, (e) to fund Permitted Acquisitions and (f) to pay transaction fees and expenses incurred in connection with such Permitted Acquisitions.

    3.16  Environmental Matters.  Except as set forth on Schedule 3.16:

    (a) The facilities and properties owned, leased or operated by the Borrower and its Subsidiaries (the "Properties") do not contain, and have not previously contained, any materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

    (b) The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower and its Subsidiaries (the "Business") which could reasonably be expected to materially interfere with the continued operation of any of the Properties or materially impair the fair saleable value thereof.

    (c) Neither the Borrower nor any Subsidiary has received any notice of any material violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower or any Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened, in each case which if adversely determined could reasonably be expected to result in liability to the Borrower or any Subsidiary of $2,500,000 or more.

    (d) Materials of Environmental Concern have not been transported or disposed of from any of the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

    (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to any of the Properties or the Business which if adversely determined could reasonably be expected to result in liability to the Borrower or any Subsidiary of $7,500,000 or more, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties or the Business which could reasonably be expected to result in liability to the Borrower or any Subsidiary of $7,500,000 or more.

    (f)  There has been no release or threat of release of Materials of Environmental Concern at or from any of the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with any of the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

    3.17  Liberty Debt Documents and Acquisition Documents.  (a) The Borrower has delivered to the Lenders and the Administrative Agent true, complete and correct copies of each of the Liberty Debt Documents and the VSC Acquisition Documents (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. As of the Closing Date, none of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived in a manner adverse to the Borrower, except pursuant to a written agreement or instrument which has heretofore been consented to by the Lenders and no consent or waiver has been granted by the Borrower thereunder and, after the Closing Date, none of such documents and agreements will be amended, supplemented or waived by the Borrower other than as permitted under Section 6.15. Each of the Liberty Debt Documents and the VSC Acquisition Documents has been duly executed and delivered by the Borrower and each other party thereto and is a legal, valid and binding obligation of the Borrower and each other party thereto enforceable, in all material respects, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

    (b) Each party to the Liberty Debt Documents and the VSC Acquisition Documents has complied in all material respects with all terms and provisions contained therein on its part to be observed, other than any non-compliance by the Borrower which has been waived.

    3.18  Subsidiaries.  On the Closing Date, the Borrower's only Subsidiaries are as set forth on Schedule 3.18 and the authorized issued and outstanding Capital Stock of each such Subsidiary is set forth in Schedule 3.18. Except as set forth in Schedule 3.18, all the issued and outstanding Capital Stock of each Subsidiary is owned beneficially and of record by the Loan Parties specified in Schedule 3.18, in each case, free and clear of all liens, options or rights of others except as provided in the Pledge Agreements. There are no outstanding subscriptions, options, warrants, calls, put rights (including preemptive rights) or any other agreements or commitments of any nature with respect to the Capital Stock of any Subsidiary. No person has or will have any preemptive rights to subscribe for any additional Capital Stock of any Subsidiary.

    3.19  Labor Matters.  On the Closing Date, except as set forth in Schedule 3.19, neither the Borrower nor any Subsidiary is a party to any collective bargaining agreements. There are no strikes, lockouts or, except as set forth in Schedule 3.19, other labor disputes pending or, to the Borrower's knowledge, threatened against the Borrower or any Subsidiary which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law, except to the extent such violations could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in Schedule 3.19, all material payments due from the Borrower or any Subsidiary, as applicable, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower, or such Subsidiary, as applicable.

    3.20  Insurance.  All policies of insurance of any kind or nature maintained by or issued to the Borrower, including, without limitation, policies of life, fire, theft, earthquake, business interruption, product liability, public liability, property damage, other casualty, employee fidelity, workers'

compensation, employee health and welfare, title, property and liability insurance, are in full force and effect in all material respects and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of similar size and character.

    3.21  Security Documents.  (a) Each Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in all right, title and interest of the Loan Party which is party thereto in the collateral described therein except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). When financing statements have been filed in the offices in the jurisdictions listed in Schedule 3.21, each such Security Agreement shall, except as set forth therein and except for Liens contemplated under Section 6.3(g), constitute a fully perfected first Lien on, and security interest in, all right, title and interest of such Loan Party in the collateral described therein as to which a security interest may be perfected by filing a financing statement.

    (b) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), each Pledge Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Equity Interests described in such Pledge Agreement and the proceeds thereof and, when stock certificates representing any such Pledged Equity Interests have been delivered to the Administrative Agent, such Pledge Agreement shall constitute a fully perfected first Lien on, and security interest in, all right, title and interest of the Borrower thereto in the Pledged Equity Interests and the proceeds thereof described therein subject to continuous possession of any stock certificates representing such Pledged Equity Interests by the Administrative Agent.

    (c) Except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), each Deed of Trust is effective to grant to the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable mortgage lien on all the right, title and interest of the Borrower, in the real property described therein. When such Deed of Trust has been duly recorded in the appropriate filing office in the county in which the subject real property is located and the recording fees and taxes in respect thereof are paid, such Deed of Trust shall constitute a fully perfected lien on, and security interest in, such mortgaged property, subject to the encumbrances and exceptions to title noted in the title policies delivered to the Administrative Agent in connection therewith and when a financing statement has been filed in the governmental office for the state and county named in the schedule to such Deed of Trust, such Deed of Trust shall also create a legal, valid, enforceable and perfected security interest in, all right, title and interest of the Borrower in all real and personal property which is the subject of such Deed of Trust (as to which a security interest may be perfected by filing a financing statement or recording a mortgage), subject to the encumbrances and exceptions to title noted in the title insurance policies delivered to the Administrative Agent in connection therewith.

    3.22  Accuracy and Completeness of Information.  All information, reports and other papers and data with respect to the Borrower or any Subsidiary (other than projections) furnished to the Lenders by the Borrower or any Subsidiary, on behalf of the Borrower or any Subsidiary, or contained in any of the Borrower's SEC Reports were, at the time furnished, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lenders a true and accurate knowledge of the subject matter in all material respects. All projections with respect to the Borrower or any Subsidiary, furnished by the Borrower, were prepared and presented in good faith by the Borrower based upon facts and assumptions that the Borrower believes to be reasonable in light of current and foreseeable conditions, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. No document furnished or statement made in writing to the Lenders by or on behalf of the Borrower or any Subsidiary in connection with the negotiation, preparation or execution of this Agreement and no information contained in a statement made in the Borrower's SEC Reports contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein, in each case, in light of the circumstances under which they were made, not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lenders. There is no fact known to the Borrower or any Subsidiary which has, or could reasonably be expected to have, a Material Adverse Effect, other than facts which have been disclosed in writing to the Lenders prior to the Closing Date.

    3.23  Leaseholds, Permits, etc.  Each of the Borrower and its Subsidiaries possesses or has the right to use, all leaseholds, easements, franchises and permits and all authorizations and other rights which are material to and necessary for the conduct of its business. Except for such noncompliance with the foregoing which could not reasonably be expected to have a Material Adverse Effect, all the foregoing are in full force and effect, and each of the Borrower and its Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such leasehold, easement, franchise, license or other right, which termination or revocation, considered as a whole, could reasonably be expected to have a Material Adverse Effect.

    3.24  Solvency.  On the Closing Date and on each date on which borrowings are made hereunder each of the Borrower and its Subsidiaries is Solvent.

ARTICLE IV
CONDITIONS PRECEDENT

    4.1  Conditions to Initial Loans.  The agreement of each Lender to make the initial Loan requested to be made by it and of the Issuer to issue the Letter of Credit is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

    (a)  Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, (ii) for the account of each Lender and, to the extent requested, a Revolving Credit Note, Term A Note and Term B Note and, for the account of the Swingline Lender, the Swingline Note, in each case conforming to the requirements hereof and executed by a duly authorized officer of the Borrower, (iii) the Pledge Agreements described on Schedule 4.1(a), executed and delivered by an authorized officer of the Loan Party thereto, with a counterpart or a conformed copy for each Lender, (iv) the Security Agreements described on Schedule 4.1(a), executed and delivered by a duly authorized officer of the Loan Party thereto, with a counterpart or a conformed copy for each Lender, (v) the Intellectual Property Security Agreements described on Schedule 4.1(a), executed and delivered by a duly authorized officer of the Loan Party thereto, with a counterpart or conformed copy for each Lender, (vi) the Guarantees described on Schedule 4.1(a), executed and delivered by a duly authorized officer of each Guarantor, with a counterpart or conformed copy for each Lender, (vii) the Deeds of Trust described on Schedule 4.1(a), executed and delivered by a duly authorized officer of the Loan Party thereto with a counterpart or conformed copy for each Lender, (viii) the Contribution Agreement, executed and delivered by a duly authorized officer of each Guarantor, (ix) the Custody Agreements described on Schedule 4.1(a), executed and delivered by a duly authorized officer of the Loan Party thereto, with a counterpart or conformed copy for each Lender and (x) the Fee Letter, executed and delivered to the Administrative Agent by a duly authorized officer of the Borrower.

    (b)  Corporate Proceedings of the Borrower.  The Administrative Agent shall have received, with a copy for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party, and (ii) the borrowings contemplated hereunder.

    (c)  Borrower Incumbency Certificates.  The Administrative Agent shall have received, with a copy for each Lender, a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, and any related documents, satisfactory in form and substance to the Administrative Agent, executed by the Chief Executive Officer or any Vice President and the Secretary or an Assistant Secretary of the Borrower.

    (d)  Corporate Proceedings of Liberty; Corporate Proceedings of the Subsidiaries.  (i) The Administrative Agent shall have received, with a copy for each Lender, a copy of the resolutions of the Board of Directors of Liberty Media authorizing the execution, delivery and performance of the Liberty Debt Documents certified by the Secretary or an Assistant Secretary of Liberty Media, as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance satisfactory to the Administrative Agent. (ii) The Administrative Agent shall have received, with a copy for each Lender, a copy of the resolutions of the Board of Directors of each Subsidiary executing any Loan Document authorizing the execution, delivery and performance of the Loan Documents to which such Subsidiary is a party certified by the Secretary or an Assistant Secretary of such Subsidiary, as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance satisfactory to the Administrative Agent.

    (e)  Incumbency Certificate of Liberty; Incumbency Certificates of the Subsidiaries.  (i) The Administrative Agent shall have received, with a copy for each Lender, a certificate of Liberty Media, dated the Closing Date, as to the incumbency and signature of the officers of Liberty Media executing the Liberty Debt Documents, and any related documents satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or an Assistant Secretary of Liberty Media. (ii) The Administrative Agent shall have received, with a copy for each Lender, a certificate of each Subsidiary, dated the Closing Date, as to the incumbency and signature of the officers of each Subsidiary executing any Loan Document, and any related documents satisfactory in form and substance to the Administrative Agent, executed by the President, any Vice President or any other authorized officer or director and the Secretary or an Assistant Secretary of such Subsidiary.

    (f)  Corporate Documents.  The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the charter documents of Liberty Media, the Borrower and each Subsidiary, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of Liberty Media, the Borrower and such Subsidiary, as the case may be.

    (g)  Consents, Licenses and Approvals.  The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of the Borrower (i) attaching copies of all consents, authorizations and filings referred to in Schedule 3.4, and (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Administrative Agent.

    (h)  Closing Fees and Expenses.  The Administrative Agent and the Issuer shall have received the fees to be received on the Closing Date referred to in the Fee Letter and the reimbursement of all costs and expenses.

    (i)  Legal Opinions.  The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions of (i) Sherman & Howard L.L.C., counsel to the Borrower, substantially in the form of Exhibit O-1 covering such matters incident to the transactions contemplated by this Agreement, (ii) Jeffer Mangels, special California counsel to the Borrower, substantially in the form of Exhibit O-2, covering such matters incident to the Security Documents, (iii) Latham & Watkins, special English counsel to the Borrower, substantially in the form of Exhibit O-3, covering such matters incident to the Pledge Agreements governed by English law, (iv) Lee & Lee, special Singapore counsel to the Borrower, substantially in the form of Exhibit O-4, covering such matters incident to the Subsidiary Supplemental Pledge Agreement governed by Singapore law, (v) Baker Botts, L.L.P., New York counsel to Liberty Media and the Borrower, substantially in the form of Exhibit O-5, covering such matters incident to the Liberty Debt Documents and the Loan Documents and (vi) Carter, Ledyard & Milburn, special counsel to the Borrower, substantially in the form of Exhibit  O-6, covering such matters incident to the FCC, in each case, as the Administrative Agent may reasonably require.

    (j)  Liberty Debt Documents and VSC Acquisition Documents; Certificate.  The Administrative Agent shall have received, with copies for each Lender, true and correct copies of each of the Liberty Debt Documents and the VSC Acquisition Documents executed on or prior to the Closing Date including all schedules and exhibits thereto and side letters affecting the terms thereof or otherwise delivered in connection therewith together with all closing documents, opinions and certificates executed in connection therewith, all of which shall be in full force and effect. The Liberty Debt Documents and such VSC Acquisition Documents shall be accompanied by a certificate, dated the Closing Date, of a Responsible Officer of the Borrower to such effect. The Borrower shall be in material compliance with all the terms of the Liberty Debt Documents and such VSC Acquisition Documents.

    (k)  Closing Certificate.  The Administrative Agent shall have received, with a counterpart for each Lender, a closing certificate of the Borrower substantially in the form of Exhibit P, dated the Closing Date. Such closing certificate will include a statement by the Borrower that, after giving effect to all Loans to be made on the Closing Date and within five Business Days thereafter, the aggregate Available Revolving Credit Commitments will be equal to or greater than $25,000,000.

    (l)  Financial Information; Projections.  The Administrative Agent shall have received, with copies for each Lender, (i) each of the financial statements referred to in Section 3.1, (ii) the Borrower's report on Form 10-K for the year ended August 31, 1999 Borrower's report on Form 10-Q for the fiscal quarter ended September 30, 2000 and (iii) the six-year business forecast of the Borrower and its Subsidiaries (on a consolidated and segment by segment basis) in form and substance satisfactory to the Administrative Agent and the Lenders. In addition, the Administrative Agent shall have received a pro forma statement of income for the Borrower and its Subsidiaries as of September 30, 2000 adjusted to give effect to the VSC Acquisition, which statement of income shall demonstrate that EBITDA for the four fiscal quarter period ending as of such date is not less than $100,000,000. Such pro forma statement of income shall be accompanied by a certificate signed by a Responsible Officer of the Borrower stating that such statement of income, together with the notes thereto, presents fairly on a pro forma basis the income of the Borrower and its Subsidiaries for such period.

    (m)  Pledged Equity Interests; Stock Powers; Pledged Promissory Notes.  The Administrative Agent shall have received (i) certificates representing the Pledged Equity Interests pursuant to the Pledge Agreements, together with an undated stock power executed in blank for each such certificate and an acknowledgment of and consent to each such Pledge Agreement by the applicable Subsidiary and

(ii) Pledged Promissory Notes pursuant to the Pledge Agreements, together with an undated endorsement executed by the applicable pledgor in blank for each such Note.

    (n)  Filings, Registrations and Recordings.  All filings, registrations and recordings listed in Schedule 4.1(n) shall have been properly filed, registered or recorded in each jurisdiction listed in Schedule 4.1(n), or shall have been delivered to the Administrative Agent for filing, registration or recording. Any documents (including, without limitation, financing statements) required to be filed under any of the Security Documents in order to create, in favor of the Administrative Agent, a perfected security interest in the collateral thereunder shall have been properly filed in each office in each jurisdiction listed in the Security Agreement, and such filings are the only ones required in order to create in favor of the Administrative Agent for the benefit of the Lenders a perfected Lien on the respective collateral described therein in the jurisdictions listed on Schedule 4.1(n). The Administrative Agent shall have received evidence reasonably satisfactory to it of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto.

    (o)  Insurance.  The Administrative Agent shall have received evidence satisfactory to it of the existence of the insurance required hereunder and pursuant to the Security Documents and the Administrative Agent for the benefit of the Lenders, shall have been named as loss payee under each insurance policy maintained by the Borrower (other than workers' compensation, public liability, employee benefits and welfare insurance).

    (p)  Indebtedness.  The Borrower shall have outstanding only the Indebtedness listed on Schedule 4.1(p).

    (q)  Payoff Letters.  The Administrative Agent shall have received signed payoff letters from each Person who on the Closing Date is a lender or other creditor to any Loan Party evidencing that any Indebtedness of such Loan Party to such lender or other creditor (other than Indebtedness listed on Schedule 4.1(p) ) has been (or will be, concurrently with the making of the initial Loans hereunder) repaid in full and all obligations terminated and liens released.

    (r)  No Material Adverse Effect.  Since September 30, 2000, no Material Adverse Effect shall have occurred.

    (s)  Deeds of Trust.  The Administrative Agent shall have received the Deeds of Trust, fully executed and delivered by the Borrower, in recordable form and otherwise in a form acceptable to the Administrative Agent.

    (t)  Title Insurance Policies.  The Administrative Agent shall have received, in respect of the Real Property which is subject to the Deeds of Trust described on Schedule 4.1(t), mortgagee's title policies or marked-up unconditional binders dated the Closing Date in an amount not less than $67,750,000 in the aggregate. Each such policy (i) shall be in an amount satisfactory to the Administrative Agent; (ii) shall ensure that the Deeds of Trust insured thereby creates a valid first lien on the real property covered by the such Deed of Trust, free and clear of all defects and encumbrances except such as are acceptable to the Administrative Agent; (iii) shall name the Administrative Agent, for the benefit of the Lenders, as the insured thereunder; (iv) shall be in the form of ALTA Loan Policy — 1970 or such other similar form acceptable to the Administrative Agent; and (v) shall contain such endorsements as the Administrative Agent may reasonably request. The Administrative Agent shall also have received evidence that all premiums in respect of such policies have been paid.

    (u)  Recordation.  All liens existing with respect to the properties that are subject to any Security Document in favor of Administrative Agent, shall have been released of record.

    4.2  Conditions to each Credit Extension.  The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan, but excluding any conversion or continuation that does not increase the aggregate principal amount of Loans outstanding) and of the Issuer to issue, amend or renew any Letter of Credit is subject to the satisfaction of the following conditions precedent:

    (a)  Representations and Warranties.  Each of the representations and warranties made by the Borrower and each other Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

    (b)  No Default.  No Default shall have occurred and be continuing on such date or after giving effect to the Credit Extension requested to be made on such date.

    (c)  Additional Matters.  The Administrative Agent shall have received such documents and instruments in respect of any such Credit Extension as it shall reasonably request.

Each borrowing by the Borrower hereunder and the request by the Borrower to the Issuer to issue, amend or renew any Letter of Credit shall constitute a representation and warranty by the Borrower as of the date of such Loan or the issuance, amendment or renewal of the Letter of Credit that the conditions contained in this Section 4.2 have been satisfied.

ARTICLE V
AFFIRMATIVE COVENANTS

    The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any Obligation is owing to any Lender, the Issuer or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

    5.1  Financial Statements.  Furnish to each Lender:

    (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related statements of operations, stockholders equity and cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a qualification or exception arising out of the scope of the audit, by KPMG or other independent certified public accountants of nationally recognized standing; provided that the submission of the Borrower's report on Form 10-K shall satisfy the foregoing requirements; and

    (b) as soon as available, but in any event not later than 45 days after the end of each quarterly period for each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited statements of operations, stockholders' equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and setting forth in each case in comparative form the figures from the budget for such fiscal year furnished to the Lenders pursuant to Section 5.2(d) and the actual figures for the corresponding date or period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that the submission of the Borrower's report on Form 10-Q shall satisfy the foregoing requirements.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

    5.2  Certificates; Other Information.  Furnish to each Lender:

    (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

    (b) concurrently with the delivery of the financial statements referred to in Section 5.1(a) and Section 5.1(b), a certificate of a Responsible Officer of the Borrower, stating that, during the period covered by such financial statements, the Borrower and each of its Subsidiaries during such period has observed or performed all its covenants and other agreements, and satisfied every condition, contained in this Agreement and in each other Loan Document to which it is a party to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Default except as specified in such certificate;

    (c) concurrently with the delivery of the financial statements referred to in Section 5.1(a) and Section 5.1(b), a certificate of a Responsible Officer of the Borrower, substantially in the form of Exhibit Q hereto (the "Compliance Certificate"), showing (i) compliance by the Borrower and its Subsidiaries with the covenants contained in Section 6.1, (ii) to the extent not otherwise required to be delivered pursuant to Section 5.1 and Section 5.2, statements of EBITDA for the periods covered by such covenants with respect to which compliance is to be demonstrated in such Compliance Certificate and the Total Leverage Ratio as of the last day of the period covered by such Financial Statements and (iii) statements of the amount invested in ISG for the periods covered by such covenants and the portion of EBITDA for such periods that would have been attributable to ISG but for the proviso in the definition of "EBITDA";

    (d) not later than 45 days after the end of each fiscal year of the Borrower, a copy of the projections by the Borrower of the operating budget and cash flow budget of the Borrower and its Subsidiaries (including a statement of the amounts to be invested in ISG and the operating budget and cash flow budget for ISG) for the succeeding fiscal year set forth on a quarterly basis and on an annual basis through the later of (i) the end of the fifth fiscal year thereafter and (ii) December 31, 2007, together with a narrative description setting forth the assumptions upon which such projections are based, such projections to be accompanied by a certificate of a Responsible Officer to the effect that such projections have been prepared on the basis of sound financial planning practices and that such Responsible Officer reasonably and in good faith believes that such projections are correct and are not misleading in any material respect and that such assumptions are reasonable;

    (e) within five days after the same are sent, copies of all financial statements and reports which the Borrower generally sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

    (f)  promptly upon receipt thereof, copies of all substantive management letters and other substantive material reports which are submitted to the Borrower or any of its Subsidiaries by its independent accountants in connection with any annual or interim audit of the books of the Borrower or such Subsidiary made by such accountants;

    (g) promptly upon the filing thereof, copies of all filings made with the Securities Exchange Commission on Form 13-G or 13-D (or any successor form) with respect to the Borrower; and

    (h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

    5.3  Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, including all taxes imposed upon it or upon its income or profits or in respect of its property, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be.

    5.4  Maintenance of Existence; Compliance with Contracts and Requirements of Law.  Renew and keep in full force and effect its corporate existence (other than as permitted under Section 6.5), take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except to the extent such failure to maintain could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

    5.5  Maintenance of Property; Insurance.  Keep all property useful and necessary in its business in good working order and condition, maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, business interruption, storm damage and earthquake) as are usually insured against in the same general areas by companies engaged in the same or a similar business and name the Administrative Agent, for the benefit of the Lenders, as loss payee under each such policy (other than (a) workers' compensation, public liability, employee benefits and welfare insurance and (b) so long as the obligations secured by the Tokai Mortgages are outstanding, property insurance on the Hollywood Way Property); and furnish to each Lender, upon request, full information as to the insurance carried including certified copies of policies and certificates of insurance from the Borrower's insurance broker, or such other recognized insurance broker reasonably acceptable to the Required Lenders.

    5.6  Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit after reasonable notice representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with their independent certified public accountants.

    5.7  Notices.  Promptly after the Borrower knows and, in any event, within five Business Days thereof with respect to any notice under clause (a) or 10 Business days with respect to any other notice under this Section, give notice to the Administrative Agent of:

    (a) the occurrence of any Default or Event of Default;

    (b) any litigation or proceeding affecting the Borrower or any Subsidiary in which the amount involved is $7,500,000 or more and is not covered by insurance or in which injunctive or similar relief is sought;

    (c) any material labor dispute to which the Borrower or any Subsidiary may become a party and which involves any group of employees, any strikes or walkouts relating to any of its plants or facilities and the expiration or termination of any labor contract to which the Borrower or any Subsidiary is a party or by which the Borrower or such Subsidiary is bound;

    (d) the occurrence of any Permitted Acquisition; and

    (e) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to clause (d) of this Section 5.7 shall be accompanied by an amended Schedule 3.18 setting forth such information as required by Section 3.18 with respect to each Approved Subsidiary. Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. For the purposes of this Section 5.7 the Borrower shall be deemed to have knowledge when any officer of the Borrower charged with responsibility for any matter that is the subject of such notice requirement knows or should have known that such notice was required.

    5.8  Environmental Laws.  (a) Comply in all material respects, and ensure compliance in all material respects by all tenants and subtenants, if any, with all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

    (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

    (c) Defend, indemnify and hold harmless each Agent and the Lenders, and their respective parents, subsidiaries, affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, any of its Subsidiaries, or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys' and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing (i) arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor or (ii) result from any actions taken by any of the Lenders after foreclosure or from any conditions arising from such actions. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

    5.9  ERISA.  (a) Establish, maintain and operate all Plans to comply in all material respects with the applicable provisions of ERISA, the Code, and all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans;

    (b) Within 10 days after receipt by the Borrower or any Subsidiary of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code, and promptly following the request of the Administrative Agent for any favorable determination letters, provide the Administrative Agent and the Lenders with copies of each such letter;

    (c) Within 10 days after the filing thereof, provide the Administrative Agent and the Lenders with copies of any annual report (IRS Form 5500 series) with respect to a Single Employer Plan, including Schedule B thereto;

    (d) Within 10 days after the Borrower or any Subsidiary knows that a nonexempted prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Code) has occurred, a statement of the chief financial officer of such Borrower or such Subsidiary describing such transaction and the action which Borrower or such Subsidiary, as applicable, has taken, is taking or proposes to take with respect thereto;

    (e) Within 10 days after the filing thereof, provide the Administrative Agent and the Lender with copies of each actuarial report for any Single Employer Plan and each actuarial report and annual report received from any Multiemployer Plan;

    (f)  Within 10 days after the occurrence thereof, notification of any material increase in the benefits of any existing Single Employer Plan or the establishment by Borrower or any Subsidiary of any new Single Employer Plan or the commencement of contributions by Borrower or any Subsidiary to any Single Employer Plan to which the Borrower or such Subsidiaries was not previously contributing; and

    (g) Within 10 days after the Borrower, any Subsidiary or any Commonly Controlled Entity knows thereof: (i) the occurrence of any Reportable Event with respect to any Benefit Plan or Multiemployer Plan, a failure to make any required contribution to a Benefit Plan or Multiemployer Plan, the creation of any Lien in favor of the PBGC or a Benefit Plan or Multiemployer Plan or any withdrawal from, or the receipt of notice with respect to the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the receipt of notice from the PBGC or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Benefit Plan or Multiemployer Plan.

    (h) For the purposes of this Section 5.9 the Borrower, any subsidiary or any Commonly Controlled Entity shall be deemed to have knowledge when any officer of the Borrower, such Subsidiary or such Commonly Controlled Entity, respectively, charged with responsibility for any matter that is the subject of such notice requirement knows or should have known that such notice was required.

    5.10  Use of Proceeds.  The proceeds of the Loans shall be utilized only for the respective purposes set forth in Section 3.15

    5.11  Post-Closing Items.  Deliver each of the instruments and documents and take each of the actions specified in Schedule 5.11 at the times and in the manner specified therein.

    5.12  Further Assurances.  From time to time hereafter, execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent or the Lenders may reasonably request, for the purposes of implementing or effectuating the Loan Documents, or of more fully perfecting, preserving or renewing the rights of the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereby or with respect to any other real or personal property or assets hereafter acquired by the Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto.

ARTICLE VI
NEGATIVE COVENANTS

    The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any Obligation is owing to any Lender, the Issuer or the Administrative Agent hereunder, Borrower shall not and shall not permit any Subsidiary to:

    6.1  Financial Condition Covenants.

    (a)  Interest Coverage.  At any time, permit the Interest Coverage Ratio to be less than (i) for any fiscal quarter ending prior to December 31, 2003, 2.50 to 1.00 and (ii) for any fiscal quarter ending on or after December 31, 2003, 3.00 to 1.00.

    (b)  Fixed Charge Coverage.  From and after January 1, 2002, on any date during any period set forth below, after giving effect to the making of each Loan to be made on such date, permit the Fixed Charge Coverage Ratio to be less than the ratio set forth opposite such period below:

Period	Fixed Charge Coverage Ratio
1/01/02 through 12/31/03	1.00 to 1.00
1/01/04 and thereafter	1.10 to 1.00

    (c)  Total Leverage Ratio.  On any date during any period set forth below, after giving effect to the making of each Loan to be made on such date, permit the Total Leverage Ratio to exceed the ratio set forth opposite such period below:

Period	Total Leverage Ratio
Closing Date through 6/30/02	4.25 to 1.00
7/01/02 through 6/30/03	4.00 to 1.00
7/01/03 and thereafter	3.50 to 1.00

; provided that if the Borrower declares or pays any dividends, then at all times thereafter the Borrower will not permit the Total Leverage Ratio to exceed 3.00 to 1.00.

    (d)  Capital Expenditures.  Make or commit to make (by way of the acquisition of the securities of a Person or otherwise) any Capital Expenditures exceeding in the aggregate (i) $85,000,000 during the period from January 1, 2000 through December 31, 2000 and (ii) $185,000,000 during the period from January 1, 2000 through December 31, 2001.

    6.2  Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

    (a) Indebtedness of the Borrower under this Agreement;

    (b) Guarantees by the Subsidiaries of Indebtedness permitted under clause (a) of this Section 6.2;

    (c) Indebtedness in respect of loans from the Borrower to any Subsidiary and by any Subsidiary to the Borrower and other Subsidiaries; provided that any such intercompany loans shall be subordinated on the terms set forth in Exhibit R; and

    (d) Permitted Indebtedness.

    6.3  Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, except for:

    (a) inchoate Liens for taxes, assessments or governmental charges or levies or Liens for taxes, assessments, governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

    (b) statutory Liens of carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

    (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation; deposits securing liability to insurance carriers under insurance or self-insurance arrangements; and deposits to secure true leases in the ordinary course;

    (d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and landlords' Liens which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

    (e) any attachment or judgment Lien not constituting an Event of Default under Section 7.1(h);

    (f)  Liens created pursuant to the Security Documents;

    (g) Liens set forth in Schedule 6.3(g);

    (h) Liens securing Permitted Hedging Agreements; and

    (i)  other Liens securing Purchase Money Indebtedness and other Indebtedness incurred after the Closing Date in connection with Permitted Acquisitions, so long as the aggregate principal amount of such Purchase Money Indebtedness and other Indebtedness does not exceed $25,000,000, provided that any Liens securing such Indebtedness shall be limited to the assets (and not any Capital Stock) acquired with the proceeds of such Purchase Money Indebtedness or in connection with such Permitted Acquisition.

    6.4  Limitation on Guarantee Obligations.  Create, incur, assume or suffer to exist any Guarantee Obligation other than:

    (a) the Guarantees;

    (b) the Tokai Guarantees;

    (c) Guarantees permitted under Section 6.2(b);

    (d) guarantees by the Borrower of performance of its Subsidiaries under service agreements entered into in the ordinary course of business and consistent with industry standards; and

    (e) guarantees by (i) the Borrower of Permitted Indebtedness incurred by any Wholly Owned or Majority Owned Subsidiary or (ii) any Subsidiary of Permitted Indebtedness incurred by any other Subsidiary, provided that all the Capital Stock of the Subsidiary granting such guarantee is owned, directly or indirectly, by the Subsidiary which incurred such Permitted Indebtedness; and provided further that any such guarantee is unsecured (except as permitted under Section 6.3(i)).

    6.5  Limitation on Fundamental Changes.  Enter into any merger, acquisition, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its property, business or assets except:

    (a) any Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any Subsidiary of the Borrower may be merged or consolidated with or into any one or more Wholly Owned Subsidiaries of the Borrower;

    (b) any Wholly Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Wholly Owned Subsidiary of the Borrower;

    (c) any Wholly Owned Subsidiary of the Borrower may enter into any merger or consolidation necessary to effect a Permitted Acquisition; and

    (d) Permitted Acquisitions.

    6.6  Limitation on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, any Capital Stock, receivables and fee or leasehold interests), whether now owned or hereafter acquired, in each case, in one transaction or a series of transactions to any Person, except:

    (a) the sale or other disposition of obsolete or worn out property in the ordinary course of business; provided that the assets which are the subject of such sale or disposition (whether in a single transaction or in a series of related transactions) shall not exceed 10% of the consolidated assets of the Borrower;

    (b) the sale or other disposition of equipment which the management of the Borrower or the applicable Subsidiary determines to be obsolete or inadequate for the current operations of the Borrower or such Subsidiary, so long as the proceeds of such sale or disposition are reinvested in new equipment within 60 days;

    (c) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

    (d) sales of property, business or assets (other than Capital Stock) to the Borrower or any Wholly Owned Subsidiary;

    (e) any sale or disposition permitted under Section 6.5(b);

    (f)  subject to any restrictions contained in the Communications Act of 1934, as amended, the issuance of Capital Stock of the Borrower;

    (g) the sale of any property or asset specified in Schedule 6.6(g); provided that if the aggregate amount of Net Disposition Proceeds received since the Closing Date exceeds $7,500,000, any Net Disposition Proceeds arising out of such sale are applied in accordance with Section 2.9; and

    (h) the sale of other assets in an aggregate amount not to exceed $57,500,000; provided that if the aggregate amount of Net Disposition Proceeds received since the Closing Date exceeds $7,500,000, any Net Disposition Proceeds arising out of such sale are applied in accordance with Section 2.9.

    6.7  Limitation on Dividends.  (a) Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock (other than the cashless exercise of options), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower; provided that so long as no Default shall have occurred and be continuing or would result therefrom (i) the Borrower shall be permitted to repurchase vested stock options of the Borrower or Capital Stock of the Borrower from employees of the Borrower and its Subsidiaries in an aggregate amount during the term of this Agreement not to exceed $10,000,000 and (ii) the Borrower will be permitted to declare and pay dividends on its Common Stock if (A) both before and after giving effect to such payment, the Borrower will be in compliance with all the covenants set forth in this Agreement and (B) either (1) both before and after giving effect to such payment, the Total Leverage Ratio as of the date of such declaration and the date of such payment will be less than or equal to 2.50 to 1.00 or (2) at all times during the four fiscal quarter periods then most recently ended, the Total Leverage Ratio was less than 3.00 to 1.00 and, after giving effect to such payment, the Total Leverage Ratio will continue to be less than 3.00 to 1.00 as of the date of such declaration and the date of such payment, in each case as demonstrated in a Compliance Certificate delivered to the Administrative Agent by the Borrower dated as of the date of such payment.

    (b) Make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness; provided that these limitations will not apply to (i) payment of Indebtedness created under the Loan Documents; (ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness (other than the Liberty Debt) permitted by Section 6.2 and payment in respect of the Liberty Debt in compliance with the terms of the Liberty Subordination Agreement; (iii) payment of secured Indebtedness permitted by Section 6.2 that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; (iv) prepayment of Indebtedness under Financing Leases permitted under Section 6.2 so long as the aggregate amount of Indebtedness prepaid during the term of this Agreement does not exceed $15,000,000 in the aggregate and (v) prepayment of Indebtedness existing as of the date hereof under the Tokai Loan Agreement.

    6.8  Limitation on Investments, Loans and Advances.  Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

    (a) any extension of trade credit in the ordinary course of business and investments in customer accounts or notes receivable for inventory sold or services rendered in the ordinary course of business and consistent with past practice;

    (b) any investment in Cash Equivalents;

    (c) any Capital Expenditures permitted under Section 6.1(d);

    (d) any Permitted Acquisitions;

    (e) pursuant to any transactions permitted by Section 6.5;

    (f)  subject to Section 6.9, any investment by the Borrower in its Wholly Owned Subsidiaries and Majority-Owned Subsidiaries and any investment by any Subsidiary in the Borrower or any Wholly Owned Subsidiary or Majority-Owned Subsidiary;

    (g) Indebtedness permitted under Section 6.2(c);

    (h) investments received in connection with the bankruptcy of suppliers and customers or received pursuant to a plan of reorganization of any supplier or customer, in each case, in settlement of delinquent obligations or disputes with such suppliers or customers;

    (i)  deposits permitted under Section 6.3(c);

    (j)  loans existing as of the date hereof made by the Borrower to Walston in an aggregate principal amount not to exceed $2,000,000; provided that the Borrower shall have pledged to the Administrative Agent, for the benefit of the Lenders, any notes evidencing such loans;

    (k) loans to officers and employees in an aggregate principal amount at any one time outstanding not to exceed (x) prior to the repayment or cancellation of the loans described in clause (j) above, $7,500,000 and (ii) thereafter, $5,500,000;

    (l)  investments in ISG, provided that the aggregate amount so invested in ISG during the term of this Agreement will not exceed $50,000,000 (excluding any such investment funded solely with the proceeds of new cash equity contributions from Liberty Media and its Affiliates (other than the Borrower and its Subsidiaries));

    (m) investments in Venture Subsidiaries in an aggregate amount not to exceed $10,000,000; and

    (n) other investments in an aggregate amount not to exceed $25,000,000 during the term of this Agreement.

    6.9  Limitation on Transactions with Affiliates.  Enter into any transaction (other than transactions solely between the Borrower and one or more Wholly Owned Subsidiaries), including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement or (b) in the ordinary course of the Borrower's business and (c) upon fair and reasonable terms no less favorable to the

Borrower, as the case may be, than it would obtain in a comparable arm's-length transaction with a Person which is not an Affiliate.

    6.10  Limitation on Sales and Leasebacks.  Except as permitted under Section 6.2(d), enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary; provided that the Borrower or any Subsidiary may enter into any such arrangement with respect to any real property so long as, after giving effect thereto, the Borrower remains in compliance with Section 6.6(h).

    6.11  Limitation on Changes in Fiscal Year.  Permit the fiscal year of the Borrower to end other than on December 31.

    6.12  Limitation on Negative Pledge Clauses.  (a) Enter into with any Person any agreement other than (i) this Agreement and the other Loan Documents, (ii) the agreements listed on Schedule 6.12 and (iii) any agreement relating to a Lien permitted under Section 6.3 securing Non-Recourse Indebtedness permitted under Section 6.2(d) (in which case, any prohibition or limitation shall be effective only against the assets financed thereby), which prohibits or limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien in favor of the Administrative Agent, for the benefit of the Lenders, upon any of its property, assets or revenues, whether now owned or hereafter acquired; or

    (b) enter into any agreement or arrangement which prohibits, limits or restricts the rights or ability of any Subsidiary to declare or pay any dividends in cash or property or to make loans or advances or other payments of any nature or to make any distributions or transfers of its assets in each case to the Borrower or any other Person as to which such Subsidiary is a Subsidiary.

    6.13  Limitation on Lines of Business.  Enter into any business, except for those customarily engaged in by a Post Production Company and businesses substantially complementary or ancillary thereto including interactive services and distribution.

    6.14  New Subsidiaries.  Create or permit to exist any Subsidiary other than those listed on Schedule 3.18 and Approved Subsidiaries.

    6.15  Amendments to Liberty Debt Documents and VSC Acquisition Documents.  Enter into or consent to any amendment of or waive any rights under the Liberty Debt Documents or the VSC Acquisition Documents or any other agreement relating to the Indebtedness existing as of the Closing Date which restricts or diminishes in any material respect any right or benefit enjoyed with respect to any of the foregoing by the Borrower, any Subsidiary, the Administrative Agent or the Lenders or which would adversely affect the rights of the Administrative Agent and the Lenders under the Loan Documents or the Liens of the Administrative Agent and the Lenders created thereby.

ARTICLE VII
EVENTS OF DEFAULT

    7.1  If any of the following events shall occur and be continuing:

    (a) (i) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or (ii) the Borrower shall fail to pay any Reimbursement Obligation with respect to the Letter of Credit or deposit cash collateral pursuant to Section 2.22 when due in accordance with the terms thereof; or (iii) the Borrower shall fail to pay any interest on any Loan, or any other amount payable hereunder, within three days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

    (b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

    (c) The Borrower or any other Loan Party shall default in the observance or performance of any agreement contained in Article 6 or Section 5.7 hereof, clauses (b) and (c) of Section 6 and Section 9 of each Pledge Agreement or clauses (h), (i), (j) and (p) of Section 5 of each Security Agreement; or

    (d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days; or

    (e) The Borrower or any Subsidiary shall (i) default in any payment (regardless of amount) of principal of or interest on any Indebtedness having an aggregate principal amount in excess of $7,500,000 (other than the Notes) or in the payment (regardless of amount) of any Guarantee Obligation in excess of $7,500,000 beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created or (ii) default beyond the applicable grace period in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity; or

    (f)  (i) The Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary, any case, proceeding or other action referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

    (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single

Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

    (h) One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by third-party insurance as to which the insurer has acknowledged coverage) of $7,500,000 or more and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

    (i)  (x) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party which is a party to any of the Security Documents shall so assert, (y) the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby or (z) the Administrative Agent shall not have, for any reason whatsoever, a valid and perfected first security interest for the benefit of the Lenders in the Collateral, subject only to Liens permitted under Section 6.3; or

    (j)  Any Guarantee, for any reason other than the satisfaction in full of all the Obligations and termination of this Agreement, shall cease to be in full force and effect or shall be declared to be null and void, or any Guarantor shall deny that it has any further liability, including with respect to future advances by the Lenders, under its Guarantee or any Guarantor gives notice to such effect; or

    (k) the Liberty Subordination Agreement or any other Material Agreement shall, for any reason, cease to be in full force and effect or any party thereto shall so assert; or

    (l)  A Change of Control shall occur or, except as permitted by Section 6.5 or 6.6, the Borrower shall at any time cease to own, directly or indirectly, all the issued and outstanding Capital Stock of each Person that is or was a Wholly Owned Subsidiary and not less than 80% of the issued and outstanding Capital Stock of each Person that is or was a Majority-Owned Subsidiary, in each case, free and clear of all Liens (other than the Lien of any Pledge Agreement in favor of the Administrative Agent, for the benefit of the Lenders); or

    (m) An "event of default" or a "termination event" (as each such term is defined in any Hedging Agreement) shall occur with respect to the Borrower; or

    (n) An event shall exist or occur which has a Material Adverse Effect; or

    (o) Any Loan Party that is a party to a Custody Agreement shall request the release of any of the Capital Stock which is subject to such Custody Agreement, except in connection with a disposition that is otherwise permitted under Section 6.6; or

    (p) The Borrower or any of its Significant Subsidiaries shall cease commercial operations for a period of seven consecutive days; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE VIII
THE AGENTS

    8.1  Appointment.  Each Lender hereby irrevocably designates and appoints Bank of America, N.A., as Administrative Agent of such Lender, The Bank of New York Company, Inc. as Documentation Agent and Salomon Smith Barney Inc. as Syndication Agent under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes Bank of America, N.A., as the Administrative Agent for such Lender, to serve as collateral agent for each Lender, to take such action on behalf of each Lender under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

    8.2  Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

    8.3  Exculpatory Provisions.  No Agent and no officer, director, employee, agent, attorney-in-fact or Affiliate of an Agent shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any other Loan Party or any officer or any of them contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder. None of the Agents shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

    8.4  Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative

Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

    8.5  Notice of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

    8.6  Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that no Agent or any officer, director, employee, agent, attorney-in-fact or Affiliate of any Agent has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by such Agent or any other Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or furnished to the Administrative Agent for the account of, or with a counterpart or copy for, each Lender, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of any Agent or any officer, director, employee, agent, attorney-in-fact or Affiliate of any Agent.

    8.7  Indemnification.  The Lenders agree to indemnify each of the Administrative Agent, the Syndication Agent and the Documentation Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against any such Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Obligations hereunder.

    8.8  Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to Credit Extensions made or renewed by it and any Note issued to it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

    8.9  Successor Agent.  The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders. If the Administrative Agent shall resign, as the case may be, as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After the Administrative Agent's resignation or termination, as Administrative Agent, the provisions of this Section shall inure to the benefit of the Administrative Agent, as to any actions taken or omitted to be taken by it while it was the Administrative Agent, under this Agreement and the other Loan Documents.

ARTICLE IX
MISCELLANEOUS

    9.1  Amendments and Waivers.  Neither this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto or to any other Loan Documents to which the Borrower is a party for the purpose of adding any provisions to or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder; (b) enter into with any other Loan Party written amendments, supplements or modifications to the Loan Documents to which such other Loan Party is a party for the purpose of adding provisions to such other Loan Documents or changing in any manner the rights of the Lenders or such other Loan Party thereunder or (c) waive, upon the request of the Borrower, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification (i) shall reduce the amount or extend the scheduled date of maturity of any Note or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount set forth in the definition of Approved Offshore Currency Sublimit

(other than an increase effected through an Expansion Facility Amendment pursuant to Section 2.24) or add an additional currency to the definition of Approved Offshore Currency or increase the amount or extend the expiration date of any Lender's Commitments (other than an increase effected through an Expansion Facility Amendment pursuant to Section 2.24), in each case, without the consent of all the Lenders, (ii) shall increase the Commitment of any Lender without the consent of such Lender, (iii) shall release all or substantially all of the Collateral without the consent of all the Lenders, (iv) shall release all or substantially all of the Guarantees without the consent of all the Lenders, (v) shall amend, modify or waive any provision of this Section or any other provision of this Agreement or any other Loan Document which specifically by its terms requires the approval or consent of all the Lenders or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower or any other Loan Party of any of its rights and obligations under this Agreement, the Notes and the other Loan Documents or release all or any substantial portion of the Collateral, in each case, without the written consent of all the Lenders, (vi) shall increase the Stated Amount of any Letter of Credit without the consent of the Issuer, (vii) shall adversely affect the interest, rights or obligations of the Issuer, without the consent of the Issuer, (viii) shall adversely affect the interest, rights or obligations of the Swingline Lender or amend, modify or waive any provision of Section 2.23 without the written consent of the Swingline Lender or (ix) amend, modify or waive any provision of Article 8 without the written consent of any then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

    9.2  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of notice by mail, when received, or, in the case of telecopy notice, when received, addressed (i) in the case of the Borrower and the Administrative Agent, as specified by such party from time to time in a notice to the other parties hereto and (ii) in the case of the other parties hereto, as set forth in Schedule I or in the New Lender Joinder Agreement pursuant to which it became a party hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes.

    9.3  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

    9.4  Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

    9.5  Payment of Expenses and Taxes; Indemnification.  The Borrower, agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the negotiation of any restructuring or "work-out," whether or not consummated, and the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to the Administrative Agent and to each Lender, and (c) to pay, and indemnify and hold harmless each Lender and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (d) to pay, and indemnify and hold harmless each Lender and the Administrative Agent (including each of their respective parents, subsidiaries, officers, directors, employees, agent and affiliates) from and against, any and all other claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, settlements, expenses or disbursements of whatever kind or nature (including, without limitation, reasonable attorneys' fees and the allocated cost of internal counsel and settlement costs) arising from, in connection with or with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents, or any other documents or the use of the proceeds of the Loans in connection with any purpose (all the foregoing in this clause (d), collectively, the "indemnified liabilities"); provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or such Lender. The agreements in this Section  9.5 shall survive repayment of the Obligations hereunder.

    9.6  Successors and Assigns; Participations and Assignments.  (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

    (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time after June 29, 2001 (or prior to such date if the sale is being made as a result of a Requirement of Law) sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided that (i) any such sale of participating interests must be in a minimum amount equal to the lesser of (A) $1,000,000 and (B) the aggregate Commitments of such Lender then in effect, and (ii) after giving effect to any such sale, such Lender must have either (x) retained at least $1,000,000 of Commitments not subject to any participating interests or (y) sold participating interests to Participants in all its Loans and Commitments; and provided further that no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder (in each case to the extent subject to such participation) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (in each case to the extent subject to such participation) or release any substantial portion of the Collateral. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.17, Section 2.18 and Section 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section, and provided further that no Participant shall be entitled to receive any greater amount pursuant to any such Section, than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

    (c) Any Lender may, in accordance with applicable law, at any time and from time to time assign to any Approved Fund (as defined below), any Lender or any affiliate thereof or, at any time after June 29, 2001 (or prior to such date if such assignment is being made as a result of a Requirement of Law) with the consent of (i) so long as no Event of Default shall have occurred which is continuing, the Borrower (which consent shall not be unreasonably withheld) and (ii) the Issuer, the Swingline Lender and the Administrative Agent, to an additional bank or financial institution (an "Assignee") all or any part of its rights and obligations under this Agreement and the Notes pursuant to a Commitment Transfer Supplement, substantially in the form of Exhibit S (a "Commitment Transfer Supplement") executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower (so long as no Event of Default shall have occurred which is continuing) and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i)  any such assignment must be in a minimum amount equal to the lesser of (x) $2,500,000 (or such lesser amount as may be acceptable to the Administrative Agent and the Borrower (so long as no Event of Default shall have occurred which is continuing)) and (y) the aggregate Commitments and outstanding Loans of such Lender then in effect, (ii) after giving effect to any such assignment, such Lender shall have either (x) sold all its rights and obligations hereunder and under the Notes or (y) retained at least $1,000,000 of the aggregate Commitments and (iii) any assignment by the Swingline Lender of the Swingline Loans shall be for all, but not less than all, of the Swingline Loans. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Commitment Transfer Supplement, (1) the Assignee thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein and (2) the assigning Lender thereunder, to the extent provided in such Commitment Transfer Supplement, shall be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto; provided that the provisions of Section 2.17, Section 2.18, Section 2.19 and Section 9.5 shall continue to benefit such assigning Lender to the extent required by such Sections).

    As used herein:

      "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

      "Approved Fund" means any Fund that has been approved by the Administrative Agent and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

    (d) The Administrative Agent shall maintain, at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement and New Lender Joinder Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

    (e) Upon its receipt of a Commitment Transfer Supplement executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (or, if the Assignee is another Lender or an affiliate of a Lender, $1,000), the Administrative Agent shall promptly accept such Commitment Transfer Supplement and, on the effective date determined pursuant thereto, shall record the information contained therein in the Register, shall amend Schedule to this Agreement and give notice of such acceptance and recordation to the Lenders and the Borrower. On or prior to such effective date, the Borrower, at its own expense, shall, if requested by the Assignee, execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note, Term A Note or Term B Note, as applicable, of the assigning Lender, if any) a new Revolving Credit Note, Term A Note or Term B Note to the order of such Assignee in an amount equal to the Revolving Credit Commitment, Term A Loan or Term B Loan, as the case may be, assumed by such Assignee pursuant to such Commitment Transfer Supplement and, if the assigning Lender has retained a Revolving Commitment, Term A Loan or Term B Loan hereunder and so requests, a new Revolving Credit Note, Term A Note or Term B Note, as applicable, to the order of the assigning Lender in an amount equal to the Revolving Credit Commitment, Term A Loan or Term B Loan retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

    (f)  The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee, in each case, that agrees to be bound by Section 9.8, any and all financial information in such Lender's possession concerning the Borrower and their respective Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender's credit evaluation of the Borrower and their respective Affiliates prior to becoming a party to this Agreement.

    (g) Nothing herein shall prohibit any Lender, without notice to or consent of Borrower, any Agent or the Issuer, from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

    9.7  Adjustments; Setoff.  (a) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of its Credit Extensions, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Credit Extensions, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

    (b) No Lender shall set off against any deposits or other sums at any time credited or due from the Lenders to the Borrower without the consent of the Administrative Agent.

    9.8  Confidentiality.  Each Lender agrees to exercise all reasonable efforts (consistent with its customary methods for keeping information confidential) to keep any information delivered or made available by the Borrower or any Subsidiary confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information (a) to any Affiliate of such Lender or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (d) that has been publicly disclosed (other than in violation of this Section  9.8), (e) in connection with any litigation relating to the Loans, this Agreement or any transaction contemplated hereby to which any Loan Party, any Lender or the Administrative Agent may be a party, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender's legal counsel and independent auditors, (h) to any actual or proposed participant or assignee of all or any part of its Loans hereunder, if such other Person, prior to such disclosure, agrees, in writing, for the benefit of the Borrower to comply with the provisions of this Section 9.8, and (i) to any direct or indirect contractual counterparty in a Hedging Agreement or such contractual counterparty's professional advisor; provided that such counterparty or professional advisor agrees, in writing, for the benefit of the Borrower to comply with the provisions of this Section 9.8.

    9.9  Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

    9.10  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

    9.11  Integration.  This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the any Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

    9.12  Governing Law.  THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

    9.13  Submission to Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

    (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

    (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

    (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be, at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

    (d) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

    (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

    9.14  Acknowledgments.  The Borrower hereby acknowledges that:

    (a) neither any Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any Subsidiary arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

    (b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among, the Borrower, any Subsidiary and the Lenders.

    9.15  Waivers of Jury Trial.  THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

LIBERTY LIVEWIRE CORPORATION
By:

Name: Title:
BANK OF AMERICA, N.A. as Administrative Agent
By:

Name: Title:
SALOMON SMITH BARNEY INC., as Syndication Agent
By:

Name: Title:
THE BANK OF NEW YORK COMPANY, INC., as Documentation Agent
By:

Name: Title:
BANK OF AMERICA, N.A., as Issuer and Swingline Lender
By:

Name: Title:
[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDERS:
BANK OF AMERICA, N.A.
By:

Name: Title:
CITICORP USA, INC.
By:

Name: Title:
THE BANK OF NEW YORK COMPANY, INC.
By:

Name: Title:
GENERAL ELECTRIC CAPITAL CORPORATION
By:

Name: Title:
ROYAL BANK OF CANADA
By:

Name: Title:

ING (U.S.) CAPITAL LLC
By:

Name: Title:
BNP PARIBAS
By:

Name: Title:
By:

Name: Title:
THE FUJI BANK, LIMITED
By:

Name: Title:
THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND
By:

Name: Title:
BANK OF TOKYO-MITSUBISHI TRUST COMPANY
By:

Name: Title:

U.S. BANK N.A.
By:

Name: Title:
PACIFIC CENTURY BANK, N.A.
By:

Name: Title:
EAST WEST BANK
By:

Name: Title:

SCHEDULE I

Lending offices

SCHEDULE II

Mandatory Cost rate

    The Mandatory Cost Rate is an addition to the interest rate on a Loan denominated in Pounds Sterling to compensate a Lender for the cost attributable to such Loan resulting from the imposition from time to time under the Bank of England Act 1998 (the "Act") and/or by the Bank of England and/or the Financial Services Authority (the "FSA") (or other United Kingdom governmental authorities or agencies) of a requirement to place non-interest-bearing deposits or Special Deposits (whether interest-bearing or not) with the Bank of England and/or pay fees to the FSA calculated by reference to liabilities used to fund such a Loan.

    The Mandatory Cost Rate will be the percentage rate (or the arithmetical average of the percentage rates where there is more than one Sterling Reference Lender supplying the same) determined by the Administrative Agent (rounded upward, if necessary, to four decimal places) as the rate resulting from the application (as appropriate) of the following formula:

in relation to each Sterling Reference Lender:	XL ÷ S + F × 0.01 100 - (X + S)

    where, in each case, on the day of application of the formula:

  X
  is the percentage of Eligible Liabilities (in excess of any stated minimum) by reference to which such Sterling Reference Lender is required under or pursuant to the Act to maintain cash ratio deposits with the Bank of England;

  L
  is the Eurocurrency Rate applicable to such Loan;

  F
  is the rate of charge payable by such Sterling Reference Lender to the FSA pursuant to paragraphs 2.02 or 2.03 (as the case may be) of the Fees Regulations (but for this purpose the figure at paragraph 2.02b or 2.03b (as the case may be) shall be deemed to be zero) and expressed in pounds per £1 million of the Fee Base of such Sterling Reference Lender;

  S
  is the level of interest-bearing Special Deposits, expressed as a percentage of Eligible Liabilities, which such Reference Bank is required to maintain by the Bank of England (or other United Kingdom governmental authorities or agencies); and

  D
  is the percentage rate per annum payable by the Bank of England to such Reference Bank on Special Deposits.

    (X, L, S and D are to be expressed in the formula as numbers and not as percentages. A negative result obtained from subtracting D from L shall be counted as zero.)

    The Mandatory Cost Rate attributable to a Loan denominated in Pounds Sterling or other sum for any Interest Period shall be calculated at or about 11:00 a.m. (London time) on the first day of such Interest Period for the duration of such Interest Period.

    The determination of the Mandatory Cost Rate in relation to any Interest Period shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

    If there is any change in circumstance (including the imposition of alternative or additional requirements, including capital adequacy requirements) which in the reasonable opinion of the Administrative Agent renders or will render the above formula (or any element thereof, or any defined term used therein) inappropriate or inapplicable, the Administrative Agent shall promptly notify the Borrower and the Lenders thereof and (following consultation with the Required Lenders) shall be entitled to vary the same with the prior written consent of the Borrower, which shall not be unreasonably withheld. Any such variation shall, in the absence of manifest error, be conclusive and binding on all parties and shall apply from the date specified in a notice from the Administrative Agent to the Borrower and the Lenders.

    For the purposes of this Schedule:

      The terms "Eligible Liabilities" and "Special Deposits" shall bear the meanings ascribed to them under or pursuant to the Act or by the Bank of England (as may be appropriate), on the day of the application of the formula.

      "Fee Base" has the meaning ascribed to it for the purposes of, and shall be calculated in accordance with, the Fees Regulations.

      "Fees Regulations"means, as appropriate, either:

      (a) the Banking Supervision (Fees) Regulations 1999; or

      (b) such other law or regulations as from time to time may be in force, relating to the payment of fees for banking supervision.

i

3.13	ERISA	51
3.14	Holding Company; Investment Company Act; Other Regulations	52
3.15	Purpose of Loans	52
3.16	Environmental Matters	52
3.17	Liberty Debt Documents and Acquisition Documents	53
3.18	Subsidiaries	53
3.19	Labor Matters	53
3.20	Insurance	53
3.21	Security Documents	54
3.22	Accuracy and Completeness of Information	54
3.23	Leaseholds, Permits, etc	55
3.24	Solvency	55
ARTICLE IV CONDITIONS PRECEDENT		55
4.1	Conditions to Initial Loans	55
4.2	Conditions to each Credit Extension	58
ARTICLE V AFFIRMATIVE COVENANTS		59
5.1	Financial Statements	59
5.2	60rtificates; Other Information	75
5.3	Payment of Obligations	60
5.4	Maintenance of Existence; Compliance with Contracts and Requirements of Law	61
5.5	Maintenance of Property; Insurance	61
5.6	Inspection of Property; Books and Records; Discussions	61
5.7	Notices	61
5.8	Environmental Laws	61
5.9	ERISA	61
5.10	Use of Proceeds	63
5.11	Post-Closing Items	63
5.12	Further Assurances	63
ARTICLE VI NEGATIVE COVENANTS		63
6.1	Financial Condition Covenants.	63
6.2	Limitation on Indebtedness	64
6.3	Limitation on Liens	64
6.4	Limitation on Guarantee Obligations	65
6.5	Limitation on Fundamental Changes	65
6.6	Limitation on Sale of Assets	65
6.7	Limitation on Dividends	66
6.8	Limitation on Investments, Loans and Advances	67
6.9	Limitation on Transactions with Affiliates	67
6.10	Limitation on Sales and Leasebacks	68
6.11	Limitation on Changes in Fiscal Year	68
6.12	Limitation on Negative Pledge Clauses	68
6.13	Limitation on Lines of Business	68
6.14	New Subsidiaries	68
6.15	Amendments to Liberty Debt Documents and VSC Acquisition Documents	68

ARTICLE VII EVENTS OF DEFAULT		68
7.1	If any of the following events shall occur and be continuing:	68
ARTICLE VIII THE AGENTS		71
8.1	Appointment	71
8.2	Delegation of Duties	71
8.3	Exculpatory Provisions	71
8.4	Reliance by Administrative Agent	71
8.5	Notice of Default	72
8.6	Non-Reliance on Agents and Other Lenders	72
8.7	Indemnification	72
8.8	Agent in Its Individual Capacity	73
8.9	Successor Agent	73
ARTICLE IX MISCELLANEOUS		73
9.1	Amendments and Waivers	73
9.2	Notices	74
9.3	No Waiver; Cumulative Remedies	74
9.4	Survival of Representations and Warranties	74
9.5	Payment of Expenses and Taxes; Indemnification	74
9.6	Successors and Assigns; Participations and Assignments	75
9.7	Adjustments; Setoff	77
9.8	Confidentiality	78
9.9	Counterparts	78
9.10	Severability	78
9.11	Integration	78
9.12	Governing Law	78
9.13	Submission to Jurisdiction; Waivers	78
9.14	Acknowledgments. The Borrower hereby acknowledges that:	79
9.15	Waivers of Jury Trial	79

EXHIBITS

Exhibit A-1	— Form of Revolving Credit Note
Exhibit A-2A	— Form of Term A Note
Exhibit A-2B	— Form of Term B Note
Exhibit A-3	— Form of Swingline Note
Exhibit B	— Form of Notice of Borrowing
Exhibit C	— Form of Notice of Conversion/Continuation
Exhibit D-1	— Borrower Custody Agreement
Exhibit D-2	— Form of Foreign Subsidiary Custody Agreement
Exhibit E	— Form of Borrower Pledge Agreement
Exhibit F	— Form of Borrower Supplemental Pledge Agreement
Exhibit G	— Form of Borrower Security Agreement
Exhibit H	— Form of Subsidiary Guarantee
Exhibit I	— Form of Subsidiary Security Agreement
Exhibit J	— Form of Borrower Intellectual Property Security Agreement
Exhibit K	— Form of Subsidiary Intellectual Property Security Agreement
Exhibit L	— Form of Subsidiary Pledge Agreement
Exhibit M	— Form of Subsidiary Supplemental Pledge Agreement
Exhibit N	— Form of Joinder Agreement
Exhibit O	— Form of Legal Opinion
Exhibit P	— Form of Closing Certificate
Exhibit Q	— Form of Compliance Certificate
Exhibit R	— Subordination Terms
Exhibit S	— Form of Commitment Transfer Supplement
Exhibit T	— Form of Deed of Trust
Exhibit U	— Form of New Lender Joinder Agreement

QuickLinks

CREDIT AGREEMENT among LIBERTY LIVEWIRE CORPORATION The Several Lenders from Time to Time Parties Hereto BANC OF AMERICA SECURITIES LLC, as Lead Arranger and Book Manager BANK OF AMERICA, N.A., as Issuer and Swingline Lender BANK OF AMERICA, N.A., as Administrative Agent SALOMON SMITH BARNEY INC., as Syndication Agent and THE BANK OF NEW YORK COMPANY, INC., as Documentation Agent Dated as of December 22, 2000
W I T N E S S E T H:
ARTICLE I DEFINITIONS
ARTICLE II AMOUNT AND TERMS OF COMMITMENTS
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV CONDITIONS PRECEDENT
ARTICLE V AFFIRMATIVE COVENANTS
ARTICLE VI NEGATIVE COVENANTS
ARTICLE VII EVENTS OF DEFAULT
ARTICLE VIII THE AGENTS
ARTICLE IX MISCELLANEOUS
Lending offices
Mandatory Cost rate
TABLE OF CONTENTS